Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

EXCO RESOURCES (PA), LLC

Dated as of June 1, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Schedule 2.17, Part 1	Company Insurance Information
Schedule 2.17, Part 2	Insurance Information relating to Insurance Maintained for Development Parties and Joint Entities
Schedule 4.1	Member Information
Schedule 13.13(b)	Business Principles

-iv-

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

EXCO RESOURCES (PA), LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of EXCO RESOURCES (PA), LLC, a Delaware limited liability company (the “Company”), is dated as of June 1, 2010 (the “Closing Date”), and is by and among the Company and the Members.

WITNESSETH:

RECITALS

1.	On August 30, 1988, the Company was formed as North Coast Energy, Inc., a corporation organized and existing under the Laws of the State of Delaware pursuant to a certificate of incorporation filed with the Delaware Secretary of State. On June 24, 2008, the name of the Company was changed to EXCO – North Coast Energy, Inc. pursuant to a Certificate of Ownership and Merger filed with the Delaware Secretary of State. On November 23, 2009, the name of the Company was changed to EXCO Resources (PA), Inc. pursuant to a Certificate of Amendment filed with the Delaware Secretary of State.

2.	On May 28, 2010, the Company was converted into a limited liability company organized and existing under the Laws of the State of Texas pursuant to the Certificates. Pursuant to such conversion, the name of the Company was changed to EXCO Resources (PA), LLC. EXCO Member, as the sole member of the Company, adopted a limited liability company agreement of the Company effective as of such date (the “Original Agreement”).

3.	On May 28, 2010, the Company underwent a multi-survivor merger pursuant to Chapter 10 of the Texas Business Organizations Code, which multi-survivor merger was conducted in accordance with a plan of merger filed with the Texas Secretary of State. The Company was one of the surviving entities resulting from such multi-survivor merger. As a result of the multi-survivor merger, certain assets and liabilities of the Company were allocated and vested into other entities, and certain assets and liabilities of the Company remained with the Company.

4.	On May 28, 2010, each of the surviving entities resulting from the multi-survivor merger described in the immediately preceding paragraph converted from a limited liability company organized and existing under the Laws of the State of Texas to a limited liability company organized and existing under the Laws of the State of Delaware pursuant to the Certificates.

5.	On May 9, 2010, EXCO Member and BG Member executed that certain Transfer Agreement, pursuant to which, among other things, EXCO Member sold to BG Member fifty percent (50%) of the Membership Interests.

6.	The Parties now desire to enter into this Agreement as an amendment and restatement of the Original Agreement in its entirety to reflect the agreement of the Company and the Members as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing Date, the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1	Definitions. For purposes of this Agreement, each of the following terms will have the meaning set forth below. For the avoidance of doubt, any of the following terms defined by reference to a term in another agreement that terminates prior to the termination of this Agreement shall, for purposes of this Agreement, continue to have the same meaning that such term had prior to the termination of such other agreement.

“1933 Act” means the Securities Act of 1933, as amended.

“AAA” has the meaning given to it in Section 12.2(b).

“AAA Rules” has the meaning given to it in Section 12.2(b).

“Adjusted Capital Account Deficit” of any Member means, as of any particular date, the deficit balance, if any, in such Member’s Capital Account as of such date, as determined in the manner provided in Section 5.1, adjusted as follows: (a) such Capital Account will be increased to reflect any amounts that such Member is obligated to restore to the Company under any provision of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5); and (b) such Capital Account will be reduced to reflect any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affected Member” has the meaning given to it in Section 5.5(a).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Contract” means any contract between the Company or any direct or indirect subsidiary of the Company, on the one hand, and any Member or Members or any Affiliate or Affiliates of Members, on the other hand.

“Affiliated Member Group” means any group of Members that are Affiliates of each other.

“Agreement” has the meaning given to it in the introductory paragraph.

“Allocation Year” means (a) the period commencing on January 1, 2010 and ending on December 31, 2010, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (c) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profit and Loss and other items of Company income, gain, loss or deduction pursuant to Article 6 hereof.

“AMI Area” means the lands (and subsurface) included in the States of New York, Pennsylvania and West Virginia, provided that the AMI Area shall not include any Lease or other Property that is an Excluded Asset.

“Annual Financial Statements” has the meaning given to it in Section 11.2(a).

“Annual Work Program and Budget” means (a) so long as the Joint Development Agreement is in effect, the “Annual Work Program and Budget” as defined in the Joint Development Agreement and (b) for any Calendar Year (or portion thereof) after the termination of the Joint Development Agreement, the work program and budget for operations to be conducted by the Company during such Calendar Year or portion thereof.

“Appalachian Area” means the lands (and subsurface) included in the States of Kentucky, New York, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia, provided that the Appalachian Area shall not include any Lease or other property that is an Excluded Asset.

“Appalachian Overhead” means (a) all Technical Services Costs and (b) the Company Overhead.

“Applicable Operating Agreement” has the meaning given to it in the Joint Development Agreement.

“Approved Reserves” means: (a) a working capital reserve equal to projected expenditures during the following three (3) Calendar Months as reasonably projected by the President and General Manager of the Company, excluding those amounts to be funded through Capital Contributions pursuant to the first two sentences in Section 5.3(a); and (b) such other reserves for working capital, contingencies, replacements, expansions, acquisitions, or other expenditures of the Company as may be approved by the Members from time to time.

“Area-Wide Operations” has the meaning given to it in the Joint Development Agreement.

“Asset Upgrade” means, with respect to any physical Company Property, any physical enhancement or series of physical enhancements of or to any existing portion of such Company Property.

“Associated Agreements” has the meaning given to it in the Joint Development Agreement.

“Bankruptcy” of a Person means: (a) the filing by a Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency

Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by a Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of a Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“BG Affiliate Group” means the Affiliated Member Group that includes all Affiliates of BG Parent.

“BG Member” means BG US Production Company, LLC, a limited liability company organized and existing under the Laws of Delaware.

“BG Parent” means BG Group plc, a public limited company organized and existing under the Laws of England and Wales.

“Board Member” has the meaning given to it in Section 2.1.

“Budgeted Acquisition” means an acquisition by the Company of any Undeveloped Lease in the AMI Area and/or other Oil and Gas Assets in which the Development Parties and/or a Joint Entity already owns a working interest on behalf of the Company, the Development Parties and/or Joint Entities pursuant to an approved Annual Work Program and Budget.

“Business” means Upstream Activities conducted by the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Member must make a payment hereunder, “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and London are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve (12) consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Capital Account” means, with respect to any Member of the Company and its Membership Interest, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited (i) the amount of money and the Tax Book Value of any Company Property transferred by such Member to the Company as a Capital Contribution, (ii) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to this Agreement, (iii) such Member’s distributive share of Simulated Gain, and (iv) the amount of any Company liabilities assumed by such Member or that are secured by any Company Property distributed to such Member;

(b) To each Member’s Capital Account there shall be debited (i) the amount of money and the Tax Book Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Losses and any items of Loss or deduction which are specially allocated to such Member pursuant to this Agreement, (iii) such Member’s distributive share of Simulated Depletion and Simulated Loss, and (iv) the amount of any liabilities of such Member assumed by the Company or that are secured by any Company Property contributed by such Member to the Company;

(c) In the event a Membership Interest or portion thereof is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest or portion thereof;

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations; and

(e) For purposes of computing allocation of Simulated Depletion, Simulated Gain and Simulated Loss to the Members’ Capital Accounts, the Simulated Basis of each Depletable Property of the Company will be allocated to the Members in proportion to their respective Percentage Interests.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Tax Matters Member may make such modification. The Tax Matters Member also shall (A) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (B) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The Tax Matters Member shall provide all the Members with written notice of any such adjustments or modifications.

“Capital Contribution” means, with respect to a specified Member and its Membership Interest, the aggregate amount of money and the Tax Book Value of any property other than money contributed to the Company by such Member (net of any associated liabilities assumed by the Company or taken subject to by the Company) with respect to such Membership Interest.

“Carried Costs” has the meaning given to it in the Joint Development Agreement.

“Carry Termination Event” has the meaning given to it in the Joint Development Agreement.

“Cash Value” means the Fair Market Value (expressed in U.S. dollars) of all or a portion of a Membership Interest subject to a proposed Transfer or Change in Control.

“Certificates” means, collectively, the Certificates of Conversion of the Company, and the Certificate of Formation of the Company, in each case, as amended, supplemented or restated from time to time, filed with the Secretary of State of the State of Delaware.

“Change in Control” means any direct or indirect change in Control of a Member (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that for purposes hereof, a “Change in Control” shall not include a change in Control of a Member: (a) resulting from a management-led buyout of the public share ownership of such Member and conversion of such Member to a privately-held company, (b) resulting in ongoing control by a Wholly-Owned Affiliate of such Member, or (c) created by a change in Control of the ultimate parent company of such Member. For the avoidance of doubt, as of the date of this Agreement, the ultimate parent company of BG Member is BG Parent, and the ultimate parent company of EXCO Member is EXCO Parent.

“Closing Date” has the meaning given to it in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of succeeding law).

“Company” has the meaning given to it in the introductory paragraph.

“Company Contract” means any contract entered into by the Company or to which the Company is a party.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Operating Expenses” means costs and expenses reasonably necessary to continue operating and maintaining Company Property in a manner consistent with past practices, industry standards, the standards set forth in Section 2.13(a) and applicable Law.

“Company Overhead” means (a) all costs of the Company pursuant to any Secondment Agreement, (b) all costs attributable to salaries, wages and benefits of the employees of the Company and (c) general corporate overhead costs of the Company, including taxes, insurance, financing costs and overhead costs attributable to its corporate and field offices (but only those located within the Appalachian Area).

“Company Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property (including Company Technology).

“Company Technology” means any technology or intellectual property developed by the Company pursuant to the conduct of the Business.

“Conflicted Member” has the meaning given to it in Section 2.5(b).

“Contract Operating Agreement” has the meaning given to it in the Joint Development Agreement.

“Contract Operator” has the meaning given to it in the Joint Development Agreement.

“Control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; any Affiliate of a Member; a Board Member; any officer of the Company, whether or not such officer is an employee of the Company; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member, or of any of their respective Affiliates; any employee or agent of the Company or its Affiliates; and any Tax Matters Member.

“Credit Facility Encumbrance” means Encumbrances created pursuant to any material borrowing arrangement entered into by any Member and/or its Affiliates with a third party that is not an Affiliate of such Member or its Affiliates, as such arrangement may be amended, restated, amended and restated, modified, refinanced, supplemented or replaced from time to time.

“Credit Facility Foreclosure” means any transfer or other disposition of interests of a Member and its Affiliates in the Membership Interests pursuant to a Credit Facility Encumbrance of such Member and any related mortgages, pledge agreements, security agreements and other agreements evidencing such Credit Facility Encumbrance following the occurrence and continuation of a default or event of default under the borrowing arrangement secured thereby.

“Credit Facility Secured Party” means any Person, other than an Affiliate of a Member, that is identified and whose notice information is provided (which notice information shall include such Credit Facility Secured Party’s name, street address, contact person, telephone number and fax number) in a written notice to the Company and each other Member by such Person or a Member as the holder or beneficiary of a Credit Facility Encumbrance with respect to a Member’s Membership Interests.

“Deep Rights” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York, recognizing that actual depths will vary across the AMI Area.

“Deep Rights Gathering Assets” means any gathering or pipeline system or related asset used to gather or transport gas produced from the Deep Rights of New York, Pennsylvania or West Virginia.

“Default Interest Rate” means the three month London Inter-Bank Offer Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional five percentage points (5%) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Calendar Month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Default Notice” has the meaning given to it in Section 5.5(a).

“Default Period” has the meaning given to it in Section 5.5(b).

“Defaulting Member” has the meaning given to it in Section 5.5(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, §§18-101, et. seq., as amended from time to time (including corresponding provisions of succeeding law).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction (other than depletion) allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that (1) with respect to any depreciable or amortizable asset whose Tax Book Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (2) with respect to any depreciable or amortizable asset whose Tax Book Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Tax Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Tax Book Value using any reasonable method selected by the Tax Matters Member.

“Development Costs” has the meaning given to it in the Joint Development Agreement.

“Development Operation” has the meaning given to it in the Joint Development Agreement.

“Development Operations Contract” has the meaning given to it in the Joint Development Agreement.

“Development Party” has the meaning given to it in the Joint Development Agreement.

“Development Work Program” has the meaning given to it in the Joint Development Agreement.

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dissolution Event” has the meaning given to it in Section 10.1.

“Election Notice” has the meaning given to it in Section 9.4(b).

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of the health or safety of any Person or the environment.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Enforcement Activities” has the meaning given to it in Section 2.5(b).

“Excluded Asset” has the meaning given to it in the Transfer Agreement.

“EXCO Affiliate Group” means the Affiliated Member Group that includes all Affiliates of EXCO Parent.

“EXCO Member” means EXCO Holding (PA), Inc., a corporation organized and existing under the Laws of Delaware.

“EXCO Parent” means EXCO Resources, Inc., a corporation organized and existing under the Laws of Texas.

“Existing EXCO Credit Facility” has the meaning given to it in the Joint Development Agreement.

“Fair Market Value” means with respect to the Company, or any asset or interest (as the case may be), the amount that would be received in an arms-length transaction between a willing buyer and a willing seller, under no compulsion, respectively, to buy or sell such property and each having knowledge of all the relevant facts and circumstances.

“Fiscal Year” has the meaning given to it in Section 1.6.

“GAAP” means the generally accepted accounting principles in the United States of America, as promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” has the meaning given to it in Section 2.4(a).

“HSSE Management System” has the meaning given to it in Section 2.13(d).

“HSSE Plan” has the meaning given to it in Section 2.13(c).

“HSSE Principles” has the meaning given to it in 2.13(b).

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“IDCs” means “intangible drilling and development costs” described in Code Section 263(c).

“Joint Development Agreement” means the Joint Development Agreement dated [•], 2010, among BG Production Company (PA), LLC, BG Production Company (WV), LLC, EXCO Production Company (PA), LLC, EXCO Production Company (WV), LLC, and the Company, as the same may be amended, modified or supplemented from time to time.

“Joint Development Operating Agreement” has the meaning given to it in the Joint Development Agreement.

“Joint Development Operations” means Development Operations in which all Development Parties participate and/or in which a Joint Entity participates.

“Joint Development Operator” has the meaning given to it in the Joint Development Agreement.

“Joint Entity” has the meaning given to it in the Joint Development Agreement.

“Joint Operations Account” has the meaning given to it in the Joint Development Agreement.

“Law” means any constitution, decree, resolution, law, statute, act ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” has the meaning given to it in the Joint Development Agreement.

“Management Board” has the meaning given to it in Section 2.1.

“Marketing Agreements” means Hydrocarbons sales agreements between the Company and the Members and/or their Affiliates.

“Member” means, at any time, each Person who: (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Certificates and this Agreement, or is an assignee or transferee pursuant to a Credit Facility Encumbrance who has become a Member in accordance with this Agreement; and (b) has not ceased for any reason to be a Member.

“Member Indemnitors” has the meaning given to it in Section 8.6.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Membership Interest” means, with respect to a specified Member, such Member’s entire equity ownership interest in the Company, carrying all the associated rights and obligations under this Agreement and applicable Law, and all of the Members’ Membership Interest (collectively), the “Membership Interests”.

“Monthly Financial Reports” has the meaning given to it in Section 11.2(c).

“Monthly Operating Reports” has the meaning given to it in Section 11.2(d).

“Net Cash Flow” means during any period the excess, if any, of (a) the sum of (i) the gross receipts of the Company (as determined in accordance with the cash receipts and disbursements method of accounting) during such period, but without regard to any amounts received by the Company on the sale or other disposition of all or substantially all of its assets, (ii) all amounts contributed to the Company during such period by any Member, (iii) all amounts received by the Company as loans during such period and (iv) any amounts released during such period by the Members from any Approved Reserve maintained by the Company, over (b) the sum of (i) all expenditures (as determined under the aforesaid method of accounting) and taxes of the Company paid during such period, (ii) all amounts applied during such period in payment of principal, interest or other charges in respect of any borrowing of the Company, and (iii) any amount added during such period as Approved Reserves.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Non-transferring Member” has the meaning given to it in Section 9.4(a).

“Offer Notice” has the meaning given to it in Section 9.4(a).

“Offered Interests” has the meaning given to it in Section 9.4(a).

“Oil and Gas Assets” means all of the following, to the extent located within the Appalachian Area:

(a)	oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, “Oil and Gas Interests”), the leasehold estates created by Oil and Gas Interests, lands covered by Oil and Gas Interests (“Lands”), and interests in any pooled acreage, communitized acreage or units arising on account of Oil and Gas Interests or Lands pooled, communitized or unitized into such units (“Units”);

(b)	oil and gas wells and injection wells located on Oil and Gas Interests, Lands or Units (“Wells”), and all Hydrocarbons produced therefrom or allocated thereto (Oil and Gas Interests, Lands, Units and Wells being collectively referred to hereinafter as “Properties”);

(c)	equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with Properties, including saltwater disposal wells, water sourcing and disposal facilities and systems, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks);

(d)	surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights;

(e)	water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority;

(f)	Shallow Rights Gathering Assets;

(g)	contracts primarily relating to any of the other items identified in this definition;

(h)	imbalances at wellheads;

(i)	files, records, maps, information, and data, whether written or electronically stored, relating to any of the other items identified in this definition, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records and (v) production, facility and well records and data (including logs and cores);

(j)	geophysical and other seismic and related technical data and information;

(k)	liens and security interests securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to Properties; and

(l)	rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with other items identified in this definition,

provided that “Oil and Gas Assets” shall not include any Deep Rights Gathering Assets.

“Operating Assets” shall mean the following assets to the extent necessary for the operation of the Subject Oil and Gas Assets or any other Oil and Gas Assets of the Company: (a) all surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes and other surface rights, (b) all water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority, (c) the Warrendale, Pennsylvania regional office and all field offices, warehouses and yards (including any furniture, office equipment and other owned or leased real or immovable property relating thereto) and personal computers and associated peripherals and all radio and telephone equipment and licenses relating thereto, (d) all materials, equipment and inventory, (e) all trucks, cars, drilling/workover rigs located within the Appalachian Area and utilized by EXCO or its Affiliates in connection with the ownership or operation of the Assets, (f) any Company Contract, (g) all amounts attributable to royalty, overriding royalty and other burdens on production of Hydrocarbons from such assets held in suspense and any interest accrued in escrow accounts for such suspended funds, and (h) files, records, maps, information and data, whether written or electronically stored.

“Operating Committee” has the meaning given to it in the Joint Development Agreement.

“Operating Expense Multiplier” means, in the case of any Calendar Year (for purposes of this definition, the “relevant Calendar Year”), the amount obtained by dividing: (a) the number of active wells included in Joint Development Operations as of the end of the preceding Calendar

Year, plus the number of wells anticipated to be drilled as Joint Development Operations in the relevant Calendar Year, minus the number of wells anticipated to be plugged and abandoned pursuant to Joint Development Operations in the first half of the relevant Calendar Year; by (b) the number of active wells included in Joint Development Operations as of the end of the preceding Calendar Year.

“Other Material Company Contract” means any material Company Contract that is not a Development Operations Contract or an Affiliate Contract.

“Original Agreement” has the meaning given to it in the Recitals.

“Participating Member” means with respect to any Development Operation, any Member: (a) that is a Development Party participating in such Development Operation; (b) that has an Affiliate that is a Development Party that is participating in such Development Operation; or (c) that holds membership interest in, or that has an Affiliate that holds membership in, a Joint Entity that is participating in such Development Operation (other than a Sole Risk Entity Operation in which such Member or Affiliate of such Member elected not to participate).

“Participating Parties” has the meaning given to it in the Joint Development Agreement.

“Parties” means, collectively, all of the Members and the Company, and “Party” means any of them.

“Party Operator” has the meaning given to it in the Joint Development Agreement.

“Percentage Interest” means, with respect to a specified Member or Affiliated Member Group, the percentage ownership interest of such Member or Affiliated Member Group in the equity of the Company from time to time.

“Person” means any individual, corporation, company, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity or organization.

“President and General Manager” means the individual whose rights, obligations and duties are described in Section 2.11(b)(ii).

“Proceeding” means any threatened, pending or completed action, suit, arbitration, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Tax Book Value of any item of Company Property (other than Depletable Property) is adjusted pursuant to subparagraphs (b) or (c) of the definition of Tax Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Tax Book Value of the item of Company Property) or an item of loss (if the adjustment decreases the Tax Book Value of the item of Company Property) from the disposition of such item of Company Property and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company Property (other than Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the tax Book Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Tax Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions in respect of depreciable or amortizable property taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

(f) To the extent an adjustment to the adjusted tax basis of any item of Company Property pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Company Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Company Property and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Quarterly Financial Statements” has the meaning given to it in Section 11.2(b).

“Required Asset Upgrade” means any Asset Upgrade: (i) necessary in order for the conduct of Business to comply with applicable Laws; or (ii) necessary in order for the Company to fulfill its required obligations under any material Company Contract.

“Secondment Agreement” means any secondment agreement entered into pursuant to Section 2.11(c).

“Shallow Rights Gathering Assets” means any gathering or pipeline system or related asset used to gather or transport gas produced in: (a) New York, Pennsylvania or West Virginia from subsurface depths that are above the Deep Rights; or (b) Kentucky, Ohio, Tennessee, or Virginia.

“Simulated Basis” means the Tax Book Value of any Depletable Property and any indirect ownership of such property through an equity interest in an entity classified as a partnership or disregarded entity for federal income tax purposes.

“Simulated Depletion” means, for each Allocation Year, an amount equal to the simulated depletion allowable computed by the Company with respect to its Depletable Property (including any indirect ownership of such property through an equity interest in an entity classified as a partnership or disregarded entity for federal income tax purposes) pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion, the Company will apply the simulated cost depletion method under Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). With respect to any Depletable Property whose Tax Book Value differs from its adjusted tax basis for federal income tax purposes at the beginning of an Allocation Year, Simulated Depletion will be that amount determined by applying the principles of Treasury Regulations Section 1.611-2(a)(i) as if the Tax Book Value was the adjusted basis upon which simulated cost depletion is computed under Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Gain” or “Simulated Loss” means the simulated gain or simulated loss computed by the Company with respect to its Depletable Properties (including any indirect ownership of such property through an equity interest in an entity classified as a partnership or disregarded entity for federal income tax purposes) pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Sole Risk Entity Operation” has the meaning given to it in the Joint Development Agreement.

“Sole Risk Development Operation” has the meaning given to it in the Joint Development Agreement.

“Standards Asset Upgrade” means any Asset Upgrade necessary to ensure that the Company will be able to comply with the standards identified in Section 2.13, including the HSSE Principles, the HSSE Plan or the HSSE Management System.

“Subject Oil and Gas Assets” has the meaning given to it in the Joint Development Agreement.

“Tax Book Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Tax Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as agreed to by the Members;

(b) The Tax Book Values of all items of Company Property shall be adjusted to equal their respective Fair Market Value (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for a Membership Interest in the Company, and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); provided that an adjustment described in clause (i) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) The Tax Book Value of any item of Company Property distributed to any Member (other than as consideration for a Membership Interest in the Company as described in clause (ii) of subparagraph (b) above) shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such item on the date of distribution; and

(d) The Tax Book Values of each item of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Losses” or Section 6.2(g); provided, however, that Tax Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Tax Book Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Tax Book Value shall thereafter be adjusted by the Simulated Depletion or Depreciation taken into account with respect to such asset.

(f) This definition will not affect the book value of any asset for financial reporting purposes.

“Tax Matters Member” has the meaning given to it in Section 11.4.

“Technical Services” means, subject to any further description in services agreements between the Company and each Development Party, (a) services providing specific engineering, geoscience, land, or other exploration, development and/or producing professional skills, such as those performed by engineers, geologists, geophysicists, landmen, and technicians, required to handle specific operating conditions and problems, and (b) human resources, tax, information technology, legal, HSSE and other administrative services (including those services performed outside of the Appalachian Area), in each case for the benefit of Development Operations; provided, however, Technical Services shall not include general corporate overhead activities, including senior management, provisions of office space, utilities, insurance, computers and office equipment, and similar items.

“Technical Services Costs” means (a) salaries, wages, mandatory government payroll burdens, benefits and personal expenses of employees of the Development Parties and their Affiliates providing Technical Services and (b) in the case of human resources, information technology and HSSE, costs associated with providing such services, but excluding general corporate overhead costs.

“Total Amount in Default” means, as of any time, the following amounts: (a) the amounts that the Defaulting Member has failed to pay under the terms of this Agreement as of such time; and (b) any interest at the Default Interest Rate accrued on the amount under (a) from the date such amount is due by the Defaulting Member until paid in full by the Defaulting Member.

“Total Votes” has the meaning given to it in Section 2.5(a).

“Transfer” means any sale, assignment, or other disposition by a Member of all or any part of its Membership Interest, excluding (a) any disposition resulting from a direct or indirect Change in Control of a Member, or a change in Control created by a change in Control of the ultimate parent company of such Party, (b) any disposition resulting from a Credit Facility Foreclosure and (c) any Encumbrance on any Membership Interest.

“Transfer Agreement” has the meaning given to it in the Joint Development Agreement.

“Transferring Member” has the meaning given to it in Section 9.4(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

“Unaffiliated Participating Parties” has the meaning given to it in Section 11.2(b).

“Undeveloped Lease” means any oil and gas lease, oil, gas and mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest, mineral servitude or other right to oil and gas in place (in each case) with respect to which no oil and gas development activities have taken place.

“Upstream Activities” means the ownership, operation, use, exploration, appraisal, development, production, maintenance and decommissioning of oil, gas and mineral interests, including leases, and Shallow Rights Gathering Assets, in the Appalachian Area, and the acquisition, disposition and financing thereof, and the performance of the responsibilities of the Company under the Joint Development Agreement and the Associated Agreements for so long as such agreements remain in effect. “Upstream Activities” shall not include (a) except with respect to the Shallow Rights Gathering Assets, the funding, development, ownership or operation of any equipment, fixtures, or other assets located downstream of the outlet flange of the custody transfer meter (or in the case of Hydrocarbon liquids, downstream of the outlet flange in the tanks) of any well, or (b) marketing or sale of Hydrocarbons products owned by or attributable to the Company (other than the marketing and sale of Hydrocarbons products owned by or attributable to the Company: (i) as contemplated in the Marketing Agreements; or (ii) that are jointly marketed or sold with Hydrocarbons products owned by or attributable to the Development Parties and/or Joint Entities by the Company in the performance of its responsibilities under the Joint Development Agreement).

“Wholly-Owned Affiliate” means, with respect to any Person, an Affiliate of such Person that is wholly owned, directly or indirectly, by the ultimate parent of such Person.

1.2	Formation as a Delaware Limited Liability Company. The Company was converted into and formed as a Delaware limited liability company by execution and delivery of the Certificates to the Secretary of State of the State of Delaware on May 28, 2010.

1.3	Name; Registered Agent and Registered Office. The name of the Company is “EXCO Resources (PA), LLC”. The Company’s initial registered office in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Company. The Company’s registered agent and registered office may be changed from time to time pursuant to Section 2.3(l).

1.4	Term. The term of the Company commenced on the date the Certificates were filed with the Secretary of State of the State of Delaware and will continue until the Company is dissolved under Article 8.

1.5	Purpose of the Company; Power. The purpose of the Company shall be to engage in the Upstream Activities, and any other lawful activity that now or in the future may be necessary, convenient, incidental, or advisable to accomplish the foregoing purpose and that is not forbidden by Law in the jurisdictions in which the Company engages in such business or activities. The Company shall have all powers and privileges granted by the Delaware Act, any other Law, or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s business and purpose as set forth in this Section 1.5.

1.6	Fiscal Year. The fiscal year of the Company will begin on January 1 and end on December 31 of each Calendar Year (the “Fiscal Year”).

1.7	Title to Company Property. All property owned by the Company will be deemed to be owned solely by the Company, and no Member individually will have any interest in such property. No Member and no successor or assign of any Member will have the right to have the property of the Company partitioned, or to file a complaint or institute any Proceeding at Law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns, hereby irrevocably waives any such right.

1.8	Membership Interests Uncertificated. The Membership Interests held by each Member will be uncertificated.

1.9

Qualification in Other Jurisdictions. The Company’s officers shall cause the Company to be qualified, formed or registered to conduct business, and if applicable file for use of assumed or fictitious names, in any jurisdiction in which the Company transacts business. At the request of any Member, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and/or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction by virtue of the business conducted or to be conducted by the Company.

1.10	Principal Office. The Company’s principal office shall be located at 3000 Ericsson Dr., Suite 200, Warrendale, Pennsylvania 15086. The Management Board may change the Company’s principal office from time to time pursuant to Section 2.3(l), which need not be in Delaware. The Company may have such other places of business as the Management Board may designate.

1.11	No State Law Partnership. The Members intend that: (a) the Company not be a common law partnership or joint venture; and (b) the Company not create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

ARTICLE 2

MANAGEMENT

2.1	Management under Direction of Management Board. Except as otherwise expressly provided in this Agreement or required under the Delaware Act, the business and affairs of the Company shall be managed by a board of managers (the “Management Board” and each member of the Management Board, a “Board Member”). The Management Board shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company and the Business. Without limiting the generality of the foregoing and subject to the provisions of Sections 2.2 and 2.3, Management Board approval shall be required for all matters not expressly delegated by the Management Board to the officers of the Company, or to other authorized persons in accordance with Section 2.11. All actions of a Member with respect to the Management Board shall be taken through its Board Members.

2.2	Unanimous Votes. All matters identified in this Section 2.2 shall require the affirmative vote of Board Members representing one hundred percent (100%) of the Total Votes:

(a)	approval of voluntary reserves described in item (b) of the definition of “Approved Reserves”;

(b)	issuance of any guaranty by the Company;

(c)	the voluntary grant of any lien or encumbrance on any Company Property other than under an approved Development Operations Contract or Other Material Company Contract;

(d)	approval of any decision to distribute Net Cash Flow less frequently than on a Calendar Quarter basis, or, except upon dissolution and winding up of the Company, to distribute any Company Property other than cash, or to distribute less than all Net Cash Flow pursuant to Section 7.1;

(e)	approval of any decision to dispose of Company Property that has a value in excess of five million dollars (US$5,000,000) in any transaction or series of related transactions;

(f)	any sale, merger, reorganization or consolidation of the Company or any decision to sell all or substantially all of the Company Property;

(g)	any voluntary dissolution, liquidation or winding up of the Company;

(h)	filing any documents to effect a Bankruptcy of the Company;

(i)	redeeming any Membership Interest in a manner that is not proportional to all outstanding Membership Interests;

(j)	any establishment of any subsidiary or any acquisition of any equity interests in another Person (other than investment of Company funds in publicly-traded securities);

(k)	confessing a judgment against the Company in connection with any threatened or pending legal action or settling any litigation or other proceeding in which the amount involved could reasonably be expected to exceed five hundred thousand dollars (US$500,000), in either case, relating to the Business;

(l)	the conversion of the Company to a different form of entity, changing the name of the Company or conducting the Business under a name other than the name set forth in Section 1.3, or moving the Company’s principal office from the location set forth in Section 1.10;

(m)	Company participation in any business or operations other than as provided in Section 1.5;

(n)	changing the method of accounting (other than in connection with a tax-related action or decision made by the Tax Matters Member pursuant to the authority granted herein) or outside auditors of the Company;

(o)	the voluntary amendment of the Certificates;

(p)	allowing any contribution to the capital of the Company by any Member in any form other than cash;

(q)	the registration of any equity or debt securities of the Company under applicable United States federal or foreign securities Laws or any public offering of equity or debt securities of the Company;

(r)	entering into any agreement pursuant to which the Company would be prohibited or restricted from engaging in any lawful business or activity or competing with any Person in any geographic area;

(s)	except with respect to a Defaulting Member, distributing any cash or Company Property in a manner that is not proportional to all outstanding Membership Interests;

(t)	issuing or committing to issue any additional Membership Interests or other equity or debt securities of the Company or options to acquire any such securities;

(u)	any incurrence, assumption or guaranty of any indebtedness for borrowed money by the Company;

(v)	any loan of Company funds or assets to any Person (excluding for this purpose accounts receivable on normal commercial terms);

(w)	except for the rights and waivers set forth in Article 8, providing any indemnification rights to any Covered Person or waiving any claims against any Person;

(x)	any acquisition of Oil and Gas Assets (other than Operating Assets in the ordinary course of business) that are not part of a Budgeted Acquisition for consideration in excess of five hundred thousand dollars ($US500,000) in any transaction or series of related transactions;

(y)	upon dissolution and winding up of the Company, the sale of Oil and Gas Assets that would otherwise be distributed in kind and distribution of cash in lieu thereof;

(z)	approval of any cash call to the Members pursuant to Section 5.3 for expenditures that are not made pursuant to an Annual Work Program and Budget;

(aa)	making any election to resign as the Joint Development Operator under the Joint Development Agreement; and

(bb)	approval of any decision that the Company sell, assign or otherwise transfer its ownership interest in any Company Technology.

2.3	Seventy Five Percent Votes. All matters identified in this Section 2.3 shall require the affirmative vote of Board Members representing seventy five percent (75%) of the Total Votes, except for those matters identified in Sections 2.3(b) and 2.3(o), which shall require the affirmative vote of Board Members appointed by Members that are not the counterparty or Affiliates of the counterparty under the relevant contract representing seventy five percent (75%) of the Total Votes held by such Members:

(a)	execution of any Development Operations Contract to be entered into by the Company that requires the approval of the Management Board pursuant to Section 3.1, and any material amendment of or voluntary termination of any such Development Operations Contract (provided that approval of any matters described in Section 3.1(b) shall require the approval specifically set forth therein);

(b)	execution of any Affiliate Contract (including any Marketing Agreement) to be entered into by the Company, and any material amendment of or voluntary termination of any such Affiliate Contract;

(c)	delegation of authority to the officers of the Company to enter into certain Company Contracts (including Hydrocarbons sales agreements), and delegation of authority to make Budgeted Acquisitions on behalf of the Development Parties using powers of attorney (the Management Board shall use commercially reasonable efforts to make such delegations within thirty (30) days of the Closing Date);

(d)	execution of any Other Material Company Contract (other than Hydrocarbons sales agreements) to be entered into by the Company, and any material amendment or voluntary subdivision of any such Other Material Company Contract (other than Hydrocarbons sales agreements);

(e)	approval of the final terms of any financing and security arrangements relating to the Business, including execution of any notes, bonds, indentures, loan agreements or other material agreements between the Company and lenders, and any amendment or voluntary termination of any such agreement;

(f)	creation of any new officer position, other than the positions specifically set forth in Section 2.11(b)(i), determination of the rights, powers, privileges and duties of any such new position, appointment of any Person to any such new position, and extinguishment of any such new position;

(g)	approval of the final terms of any settlement by the Company in respect of the Business of any claim or suit or series of related claims or suits for an amount, or institution of litigation by the Company against any Person, for an amount in excess of two hundred and fifty thousand dollars (US$250,000) (exclusive of legal fees);

(h)	except as may be required by Law, altering, amending or waiving the insurance requirements for the Company set forth on Schedule 2.17;

(i)	approval of any decision to distribute Net Cash Flow more frequently than on a Calendar Quarter basis;

(j)	approval of any decision to dispose of Company Property that has a value in excess of one million dollars (US$1,000,000) but not more than five million dollars (US$5,000,000) in any transaction or series of related transactions;

(k)	removal of a secondee pursuant to Section 6.2(A)(3) of any Secondment Agreement (provided that Management Board approval shall not be required to remove a secondee that is not an officer of the Company and such non-officer secondees may be removed pursuant to Section 2.11(f));

(l)	replacement of the Company’s registered office or registered agent in Delaware;

(m)	approval of a place of business of the Company in addition to the principal office of the Company designated pursuant to Section 1.10;

(n)	terminating, amending or altering any of the Services Agreements or any confirmations thereunder;

(o)	requests for services by the Company under any Services Agreement, and the terms and conditions for the provision of such services;

(p)	approval of any Budgeted Acquisition for consideration in excess of five million dollars ($US5,000,000) in any transaction or series of related transactions;

(q)	approval of technical standards and guidelines developed pursuant to Section 2.13(a), the HSSE Principles, the HSSE Plan, the HSSE Management System, and any amendment or termination of any such items;

(r)	approval of the conflict of interest policy to be developed pursuant to Section 2.14, and any amendment or termination of such policy;

(s)	except as provided in Sections 2.11(b)(ii) and 2.11(b)(iii), appointing, ratifying, removing, establishing or modifying the rights, powers, privileges and duties of any officer of the Company or, except as provided in Section 11.4, the Tax Matter Member;

(t)	any establishment of any employee position at the Company;

(u)	opening any bank account for the Company or designating or changing any signatory on any such account;

(v)	initiating any legal action or arbitration by or on behalf of the Company: (i) in excess of one hundred thousand dollars ($US100,000); or (ii) against any Governmental Authority;

(w)	following termination of the Joint Development Agreement, approval of any Annual Work Program and Budget proposed pursuant to Section 3.2, and any amendment thereto;

(x)	any acquisition of Operating Assets for consideration in excess of five million dollars ($US5,000,000) in any transaction or series of related transactions;

(y)	internal control programs for the Company established by the Vice President of Finance and Business Services;

(z)	approval of the priority as between Standards Asset Upgrades to be performed by the Development Parties and/or Joint Entities;

(aa)	so long as the Joint Development Agreement is in effect, the conduct of Standards Asset Upgrades pursuant to any Annual Work Program and Budget which would cause the aggregate costs incurred by the Development Parties and/or Joint Entities in respect of Standards Asset Upgrades during the relevant Calendar Year to exceed five million dollars (US$5,000,000), and following the expiration of the Joint Development Agreement, the conduct of Standards Asset Upgrades in any Calendar Year which would cause the aggregate costs incurred by the Company, Affiliates of the Members and/or Joint Entities in respect of Standards Asset Upgrades during such Calendar Year to exceed five million dollars (US$5,000,000);

(bb)	approval of principles and guidelines to be observed by Company officers when negotiating and executing Company Contracts that are Hydrocarbons sales agreements; and

(cc)	any other matter primarily relating to the Business or the Company Property not otherwise identified in Section 2.2 or this Section 2.3 which requires the approval of the Management Board pursuant to the terms of this Agreement.

In the event the Company forms or acquires any direct or indirect wholly or partially-owned subsidiary (excluding investments of Company funds in publicly-traded securities), any matter described in Sections 2.2 and 2.3 shall, if affecting the subsidiary, be subject to the same approvals set forth in such Sections 2.2 and 2.3. Notwithstanding anything to the contrary in Section 2.2 or in Section 2.3, other than as provided in Section 2.3(z), the Management Board shall be deemed to have approved any activities to be performed by the Company in connection with the performance of Required Asset Upgrades.

2.4	Number, Tenure and Qualification.

(a)

The Management Board shall consist of eight (8) Board Members. Each of BG Affiliate Group and EXCO Affiliate Group shall be entitled to appoint four (4) Board Members and three (3) alternate Board Members. Each of (i) the Board Members of the BG Affiliate Group and (ii) the Board Members of the EXCO Affiliate Group shall be referred to as a separate group (each a “Group”) such that the Management Board shall be comprised of at least two different Groups of Board Members. The Board Members appointed by a Member, or in any absence of such Board Member, any alternate appointed by such Member, shall be authorized to represent and bind such Member with respect to any matter which is within the powers of the Management Board and is properly brought before the Management Board. Each alternate Board Member shall be entitled to attend Management Board meetings. The Board Members and alternate Board Members may also bring to any Management Board meetings such advisors as they may deem appropriate. Each Affiliated Member Group shall appoint its initial Board Members and alternate Board Members by notice to the other Members on or prior to the first meeting of the Management Board or the first required vote of the Management Board. All actions of a Member with respect to a Management Board shall be taken through its Board Members or alternate Board Members.

(b)	Each of BG Affiliate Group and EXCO Affiliate Group shall have the right to change any of its Board Members and its alternate Board Members at any time by giving notice of such change to the Company and the other Members.

(c)	Any Board Member designated in accordance with this section shall be immediately removed from the Management Board at any time that the Affiliated Member Group that designated such Board Member ceases to own any Membership Interest.

(d)	A Board Member need not be a resident of the State of Delaware. A Board Member shall hold office until the earlier of (i) the Board Member’s successor being duly appointed or (ii) such Board Member’s withdrawal, death, removal or resignation.

(e)	A Person that serves as a Board Member shall not be required to be a Board Member as his sole and exclusive occupation, and a Board Member may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company.

2.5	Voting Proxies; Quorum; Meetings of Management Board; No Fiduciary Duties.

(a)	A Board Member may vote at a meeting by a written proxy executed by that Board Member and delivered to another Board Member. All decisions taken by the Management Board shall be conclusive and binding on all Members. Except as provided in Section 2.5(b), attendance (either in person, by remote communication pursuant to Section 2.5(l), or by proxy) of Board Members representing Members holding more than fifty percent (50%) of the Total Votes shall constitute a quorum for the transaction of Business at a meeting of the Management Board. The Board Members, collectively, shall have a total of 100 votes, as may be adjusted below (the “Total Votes”) to cast on any action of the Management Board, with (i) the Group of Board Members elected by the BG Affiliate Group being entitled to cast the number of votes equal to the product (rounded to the nearest tenth) of (x) the aggregate Percentage Interests of the members of the BG Affiliate Group and (y) 100, and (ii) the Group of Board Members elected by the EXCO Affiliate Group being entitled to cast the number of votes equal to the product (rounded to the nearest tenth) of (x) the aggregate Percentage Interests of the members of the EXCO Affiliate Group and (y) 100. If the calculation does not yield exactly 100 votes, then each Group of Board Members’ votes shall be rounded to the nearest 0.01. Any Board Member of a Group of Board Members may cast any or all votes entitled to be cast by that Group of Board Members. Except as otherwise expressly provided in this Agreement, any action or event relating to Business conducted at a Management Board meeting shall be deemed approved if such action or event receives the required Management Board approval at a meeting at which a quorum is present.

(b)	Notwithstanding anything to the contrary in this Agreement, any actions by the Company in connection with a breach, default, indemnity or other claim (or alleged breach, default, indemnity or other claim) by a Member or its Affiliate under an Affiliate Contract or other transaction with a Member or its Affiliate (such as a waiver of the breach or default, notice of breach or default or notice of termination for breach or default in accordance with the terms of the Affiliate Contract) or enforcement or exercise of any of the Company’s rights or remedies in respect to such breach, default, indemnity or other claim (or alleged breach, default, indemnity or other claim) or otherwise under such Affiliate Contract or in connection with such transaction (collectively, “Enforcement Activities”) shall be conducted by or under the direction of the Management Board, provided that any Board Member designated by a Member (a “Conflicted Member”) that is, or has an Affiliate (other than the Company) that is the counterparty under such Affiliate Contract or transaction, and the Conflicted Member shall not participate in any vote regarding such Enforcement Activities at any meeting of the Management Board, shall not be required to be present to constitute a quorum of such Management Board, and shall not be counted for purposes of determining whether such actions by the Company receive the minimum vote necessary to take such action; provided, further, that no officer or other agent of the Company that is also a present officer, director, member, manager, stockholder, partner, employee or other agent or Affiliate of a Conflicted Member or one of its Affiliates shall have any obligation to take or refrain from taking any action on behalf of the Company or be requested or required by the Company or Management Board to take or refrain from taking any action with respect to any Enforcement Activities including such Conflicted Member, except to provide information, documents and other related items reasonably requested by the Company or any Member in connection with such Enforcement Activities. Except with respect to such Person’s failure to provide information, documents or other related items requested by the Company or any Member in connection with such Enforcement Action and to provide testimony, give evidence and otherwise participate in any suit, litigation, arbitration or other dispute resolution proceeding involving the Conflicted Member, any such Person’s failure or refusal to take or refrain from taking any such action shall not constitute: (i) a breach of any duty, fiduciary or otherwise, owed by such Person to the Company; or (ii) fraud, bad faith or willful misconduct on the part of such Person. Any officer, director, manager, member, stockholder, partner, employee or other agent of a Member, or an Affiliate of such Member, other than a Conflicted Member, is authorized to take or refrain from taking any action on behalf of the Company associated with any Enforcement Activities described in the foregoing two sentences. In the event any Affiliate Contract provides for rights of audit, or any right to request information, any Member other than a Conflicted Member shall be entitled, without a vote, to require by notice to the Company and the other Members that the Company exercise such rights of audit or request information. For the avoidance of doubt, removal of a secondee under Section 6.2(A)(3) of a Secondment Agreement shall be an Enforcement Activity.

(c)	The Management Board may establish such subcommittees as it may deem appropriate. The functions of such subcommittees shall be to serve in an advisory capacity only. Each Member shall have the right to appoint a representative to each subcommittee.

(d)	The President and General Manager may call a meeting of the Management Board by giving notice to the Members at least fifteen (15) days in advance of such meeting. Any Member may request a meeting of the Management Board by giving notice to the other Members and the President and General Manager, which notice shall include any proposals being proposed by such Member for consideration at the meeting (including appropriate supporting information not previously distributed to such Members). Upon receiving such request, the President and General Manager shall call such meeting for a date not less than fifteen (15) days nor more than twenty (20) days after receipt of the request.

(e)	Each notice of a meeting of a Management Board as provided by the President and General Manager shall contain: (i) the date, time and location of the meeting; (ii) an agenda of the matters and proposals to be considered and/or voted upon; and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Members). A Member, by notice to the other Members and the President and General Manager, which notice shall include any additional proposals being proposed by such Member to be considered at the meeting (including appropriate supporting information not previously distributed to the Members), given not less than five (5) Business Days prior to a meeting, may add additional matters to the agenda for a meeting. On the request of a Member, and with the unanimous consent of all other Members, the Management Board may consider at a meeting a proposal not contained in such meeting agenda.

(f)	There shall be at least one (1) meeting of the Management Board per Calendar Quarter unless all Members agree in writing to the contrary. Meetings of each subcommittee shall take place as often as the Management Board shall determine. All meetings of the Management Board and each subcommittee shall be held in the principal offices of the Company, or elsewhere as the Management Board or such subcommittee may mutually decide, which alternate location may be within or outside the State of Delaware.

(g)	With respect to meetings of the Management Board and each subcommittee, the President and General Manager’s duties shall include timely preparation and distribution of the agenda.

(h)

Until the first anniversary of the Closing Date, the chairman of the Management Board shall be a Board Member designated by the EXCO Member Group. Thereafter, the right to appoint the chairman of the Management Board shall be rotated on an annual basis among the Affiliated Member Groups, with such rotation proceeding in order of highest aggregate Membership Interests of such Affiliated Member Groups (and alphabetically among Affiliated Member Groups with identical aggregate Membership Interests), and with the Member named in the preceding sentence being excluded from the first round of rotation; provided however that (i) any Affiliated Member Group holding less than twenty-five percent (25%) of the aggregate Membership Interests of the Company shall not be included in the foregoing rotation and shall not have a right to appoint the chairman of the Management Board and (ii) any Affiliated Member Group that is created as the result of a Transfer of a Membership Interest shall be added to the end of the rotation at the time of such Transfer. Any Affiliated Member Group may waive its right to appoint the chairman. For the avoidance of doubt, the chairman shall have no special casting or deciding vote on any matter presented to the Management Board. The chairman of the Management Board shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at such Management Board meeting. Each Board Member shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of such Management Board.

(i)	The secretary of the Management Board shall provide each Member with a copy of the minutes of each Management Board meeting within fifteen (15) Business Days after the end of the meeting. Each such Member shall have fifteen (15) days after receipt of such minutes to give notice to the secretary of any objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Section 2.5(h) shall take precedence over the minutes described above.

(j)	In lieu of a meeting, any Member may submit any proposal that is within the powers of the Management Board to approve or disapprove to the Management Board for a vote by notice. The proposing Member shall notify the President and General Manager with written materials describing the proposal and the President and General Manager shall provide a copy of such proposal to each Member. Any such proposal by a proposing Member shall include with such proposal adequate documentation to enable the other Members to make a decision. Each Member (including the proposing Member) shall communicate its vote on the proposal by notice to the President and General Manager and the other Members within fifteen (15) days after receipt of the proposal from the President and General Manager. Any Member failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal. Within five (5) Business Days following the expiration of the relevant time period, the President and General Manager shall give each Member a confirmation notice stating the tabulation and results of the vote on such proposal.

(k)	From time to time, the Management Board may approve guidelines, standards or procedures regarding the implementation of the Business to be observed in the conduct of the Business by the Company.

(l)	Board Members may participate in any meeting by means of conference telephone or similar remote communications equipment by means of which all Persons participating in the meeting can hear each other and participation in such a meeting shall constitute presence in person at such meeting.

(m)	Attendance of a Board Member at any meeting of the Management Board (including by telephone or similar remote communication equipment) shall constitute a waiver of notice of such meeting, except where such Board Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and notifies the other Board Members at such meeting of such purpose.

(n)	No Board Member, nor any Member appointing any such Board Member, shall owe any fiduciary duty to the Company, any other Member or Members as a group in connection with the activities of the Board Members or the Management Board, and no Board Member, nor any Member or Member(s) appointing any such Board Member, shall be obligated to act in the interests of the Company, any other Member or Members as a group. To the extent permitted by Law, the Board Members shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity.

(o)	All notices and communications required or permitted to be given to the Board Members and the President and General Manager pursuant to this Article 2 shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission, or by pdf via e-mail (provided any such telex, facsimile or email transmission is confirmed either orally or by written confirmation), addressed to the appropriate Group at the address for such Group shown below or at such other address as such Member shall have theretofore designated by written notice delivered to the Member giving such notice:

If to the President and General Manager:

EXCO Resources (PA), LLC

3000 Ericsson Dr., Suite 200

Warrendale, Pennsylvania 15086

Attention: President and General Manager

Telephone: (724) 720-2500

Fax: (724) 720-2505

If to the EXCO Affiliate Group:

EXCO Holding (PA), Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Harold Hickey, Vice President and Chief Operating Officer

Telephone: (214) 368-2084

Fax: (214) 368-8754

With a copy to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: William L. Boeing, General Counsel

Telephone: (214) 368-2084

Fax: (214) 706-3409

If to the BG Affiliate Group:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris

Telephone: (713) 599-4000

Fax: (713) 599-4250

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Chris Migura, Principal Counsel

Telephone: (713) 599-4000

Fax: (713) 599-4250

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person or by courier, or transmitted by facsimile transmission or email during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. Each Group may change the address, telephone numbers, facsimile numbers and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 2.5(n).

2.6	Resignation of Board Members. A Board Member may resign from the position of Board Member at any time by giving written notice to the other Board Members. The resignation of a Board Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

2.7	Removal of Board Members. Subject to the automatic removal procedures set forth in Section 2.4(c), a Board Member may only be removed by the consent of the Affiliated Member Group then entitled to designate such Board Member in accordance with Section 2.4(a).

2.8	Vacancies. Any vacancy in the position of a Board Member that is created by the death, resignation or removal of a Board Member shall be filled only by consent of the Affiliated Member Group then entitled to designate such Board Member in accordance with Section 2.4(a). A Board Member elected to fill a vacancy shall hold office until a successor shall be elected and shall qualify, or until the Board Member’s earlier death, resignation or removal.

2.9	Fees and Expenses of Board Members. A Board Member shall not be entitled to any fees for serving as a Board Member. A Board Member shall be entitled to reimbursement for all reasonable, documented, out-of-pocket costs and expenses incurred by such Board Member in its capacity as a Board Member.

2.10	No Power of Members to Bind Company. No Member shall have any power or authority to bind the Company in any way, to pledge the Company’s credit or to render it liable for any purpose.

2.11	Delegation of Authority; Officers.

(a)

(i)	The Management Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of the Company as the Management Board may from time to time deem appropriate; provided, however, that each officer appointee of the Company (other than those interim officers appointed as of the Closing Date) shall serve a three (3) year term commencing as of the date of the appointment of such officer, subject to each officer’s appointment being subject to an annual ratification vote by the Management Board. After any Management Board vote not to ratify the appointment of any officer, the Management Board shall, as soon as reasonably practicable thereafter, appoint a replacement officer, which replacement officer shall serve a three (3) year term (subject to annual ratification votes as described in this Section 2.11(a)(i)).

(ii)	As of the Closing Date, the Management Board has approved interim officers of the Company. The Management Board shall use commercially reasonable efforts to identify and create any other officer positions of the Company that it deems necessary or desirable, and elect all officers (including the officer positions being served by interim officers as of the Closing Date) of the Company that are to serve three (3) year terms (subject to annual ratification votes in accordance with Section 2.11(a)(i)) within 30 days of the Closing Date.

(iii)	Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Board to approve such action directly. Any salaries paid by the Company to employees and agents of the Company shall be fixed by the Management Board in accordance with an approved Annual Work Program and Budget. All amounts to be reimbursed to the employer of any person seconded to the Company shall be as set forth in the form of the Secondment Agreement and shall be included in the applicable Annual Work Program and Budget.

(b)

(i)

Officers. The Company shall have the following officers: President and General Manager; Vice President of Finance and Business Services; Vice President of Development and Engineering; Vice President of

Drilling; Vice President of Land; Vice President of Legal; Vice President of Marketing; Vice President of HSSE; and Vice President of Operations. Except as provided in Sections 2.11(b)(ii) and 2.11(b)(iii) below, such officers shall be selected by the Management Board pursuant to Section 2.3(s) and have the rights, powers, privileges and duties given to their respective offices by the Management Board pursuant to Section 2.3(s).

(ii)	President and General Manager. The President and General Manager shall be the chief executive officer of the Company responsible for the day to day direction of the Company and shall see that all decisions and resolutions of the Management Board are implemented. The President and General Manager shall be based in the Company’s principal office.

(A) If (1) the BG Affiliate Group possesses at least a twenty five percent (25%) Percentage Interest and (2) the EXCO Affiliate Group possesses at least a twenty five percent (25%) Percentage Interest, the BG Affiliate Group and EXCO Affiliate Group shall jointly identify and approve the individual to serve as the President and General Manager, who shall serve until the earlier of his resignation, removal or expiration of term.

(B) Upon a Change in Control of either the BG Affiliate Group or the EXCO Affiliate Group and provided that the Affiliated Member Group that has not suffered a Change in Control possesses at least a twenty-five percent (25%) Percentage Interest, such Affiliated Member Group shall, for a period of three (3) years after the Change in Control of such other Affiliated Member Group, have the exclusive right to nominate candidates for the position of President and General Manager to the Management Board for its approval for each subsequent term. Thereafter, each Affiliated Member Group that possesses at least a twenty-five percent (25%) Percentage Interest shall have the right to nominate candidates for the position of President and General Manager.

(iii)	Vice President of Finance and Business Services. The Vice President of Finance and Business Services shall be the officer of the Company responsible for the accounting, finance, information technology and certain procurement activities of the Company. Each Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of Finance and Business Services to the Management Board for its approval; provided that the BG Affiliate Group shall have the sole right to nominate the candidates for the initial holder of the office of Vice President of Finance and Business Services to the Management Board for its approval. The Vice President of Finance and Business Services’ duties shall include:

(A) supervising and coordinating all accounting and finance activities of the Company;

(B) subject to Section 2.3(y), establishing and maintaining internal controls for the Company, including the Company’s contracts and procurement policy;

(C) creating the reports identified in Section 11.2 or, if applicable, working with the independent auditor of the Company to facilitate the creation of the reports identified in Section 11.2;

(D) analyzing the credit risk of each counterparty with whom the Company does business;

(E) procurement, coordination and oversight of services from the Members in accordance with the Services Agreement;

(F) assisting the President and General Manager with the preparation of each proposed Annual Work Program and Budget;

(G) maintaining the books and records of the Company, including those relating to commercial activities of the Company;

(H) within one hundred twenty (120) days following the Closing Date, reviewing the Company’s bribery and corruption control procedures and proposing to the Management Board any modifications or additional procedures considered necessary for the Company to have adequate procedures to prevent bribery and corruption; and

(I) such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(c)	Unless otherwise agreed by the Management Board, all officers of the Company shall be seconded to the Company by the Members pursuant to a secondment agreement substantially in the form of Exhibit “A” attached hereto. Simultaneously with the execution of this Agreement, each initial Member and the Company shall enter into a secondment agreement substantially in the form of Exhibit “A”. Each Affiliated Member Group with a Percentage Interest greater than twenty five percent (25%) shall have the right but not the obligation to second its or its Affiliates’ employees to the Company; provided, however, that the officers of the Company must be approved by the Management Board pursuant to Section 2.3(s) and all employees and secondees of the Company that are not officers must be approved by the President and General Manager in accordance with the Annual Work Program and Budget; provided that: (i) if the BG Affiliate Group possesses a Percentage Interest greater than twenty five percent (25%), the BG Affiliate Group shall have the right but not the obligation to second one or more of its or its Affiliates’ employees to the Company in each business and technical area of the Company; and (ii) if the EXCO Affiliate Group possesses a Percentage Interest greater than twenty five percent (25%), the EXCO Affiliate Group shall have the right but not the obligation to second one or more of its or its Affiliates’ employees to the Company in each business and technical area of the Company.

(d)	Each Member shall use commercially reasonable efforts to cause its employees that are officers of the Company (including as secondees) to perform their respective duties in good faith, in accordance with this Agreement and in a manner such officers reasonably believe to be in or not opposed to the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances. No Member shall be liable in damages to the Company or other Members for any action taken or not taken by such officer except intentional violations of criminal Law. The Company shall indemnify and hold harmless the officers and Board Members against liabilities to third parties in accordance with Article 8 below. Nothing in this Agreement is intended to alter, amend or waive each officer’s individual duty of loyalty to the Company.

(e)	Any officer may resign at any time by prior written notice to the Management Board. Any officer shall be deemed to have resigned upon such officer’s death, or disability preventing performance of such officer’s duties.

(f)	Subject to the related expenditures being included in an approved Annual Work Program and Budget, and only with the written approval of the President and General Manager, any officer of the Company that directly or indirectly supervises or will supervise such employee or secondee may hire and terminate employees that are not officers of the Company and second and terminate the secondment of individuals that are not officers of the Company in accordance with the applicable Secondment Agreement.

2.12	Provision of Services by the Members.

(a)	On and effective as of the Closing Date, the Company shall enter into a Services Agreement with BG North America, LLC in substantially the form attached hereto as Exhibit “B”.

(b)	On and effective as of the Closing Date, the Company shall enter into a Services Agreement with EXCO Resources, Inc. in substantially the form attached hereto as Exhibit “B”.

2.13	Standard of Conduct; Health, Safety, Security and the Environment.

(a)

The Business shall be conducted in compliance with the terms and conditions of: (i) all applicable Laws; (ii) those Leases upon which operations are conducted; (iii) all Applicable Operating Agreements; and (iv) once approved by the Management Board in accordance with Sections 2.13(b), 2.13(c) and 2.13(d), appropriate HSSE guidelines and principles. The Company shall conduct the Business as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good upstream and midstream industry practice and appropriate technical standards and guidelines issued by the American Petroleum Institute, the American Society of Mechanical Engineers and the American National Standards Institute, among others. Within twelve (12) months of signing this Agreement, the Company shall perform a gap analysis against a set of agreed technical standards for design, construction and operation of well and facilities within the Appalachian Area. These standards shall be submitted to the Management Board for its approval and shall include appropriate technical standards and guidelines (as mentioned above), including agreed exceptions, and shall adhere to HSSE guidelines and principles agreed upon pursuant to Sections 2.13(b), 2.13(c) and 2.13(d).

(b)	Within sixty (60) days following the Closing Date, the Management Board shall use good faith efforts to develop HSSE principles to be observed in the conduct of the Business (the “HSSE Principles”) which at a minimum shall include: (i) the goals of preventing injuries and providing a healthy, safe and secure working environment; (ii) protection of the environment; (iii) the responsibility to seek continuous improvement in HSSE performance; and (iv) the principle that level of risk is the primary criterion for facilities design.

(c)	Within one hundred twenty (120) days following the Closing Date, the Management Board shall use good faith efforts to develop an HSSE plan to be observed in the conduct of the Business (the “HSSE Plan”) which is consistent with the HSSE Principles and the relevant technical standards and codes of practice issued by American professional bodies, including the American Petroleum Institute, the American Society of Mechanical Engineers, the American National Standards Institute, and all applicable Laws.

(d)	Within two (2) years following the Closing Date, the Management Board shall have used good faith efforts to develop and implement an HSSE management system to be observed in the conduct of the Business (an “HSSE Management System”) which addresses the HSSE risks specific to the conduct of all Business, and the management of controls to eliminate, reduce or mitigate HSSE risks.

(e)	The Management Board shall use reasonable efforts to make the HSSE Principles, HSSE Plan and HSSE Management System consistent, to the extent practicable, with the principles, plan and management system adopted under the Joint Development Agreement among BG US Production Company, LLC, EXCO Operating Company, LP and EXCO Production Company, LP dated effective August 14, 2009.

(f)	As promptly as practicable following the Closing Date, the Vice President of HSSE shall establish and, thereafter, shall manage, a program to track greenhouse gas emissions from Company Property.

(g)	From time to time, the Management Board may amend the HSSE Principles, HSSE Plan, and the HSSE Management System, as the case may be, subject to the voting thresholds and procedures set forth herein.

2.14	Conflict of Interest Policy. Within sixty (60) days following the Closing Date, the Management Board shall use good faith efforts to develop a policy for the Company regarding required disclosure of conflicts of interest that any Member, Affiliate of a Member, and any officer, director or key employee of any Member, Affiliate of a Member may have with the interests of the Company.

2.15	Certain Reports.

(a)	The Company shall provide the following data and reports, as they are currently received, produced or compiled, for each Development Operation or other operation conducted by the Company to each Participating Member for such Development Operation or operation:

(i)	copies of all logs or surveys, including in digitally recorded format if such exists;

(ii)	daily drilling and production reports;

(iii)	copies of all tests and core data and analysis reports;

(iv)	final well recap reports;

(v)	copies of all plugging reports;

(vi)	as requested by a Participating Member from time to time and, except as prohibited by restrictions under third party contracts (which restrictions the Company shall use its reasonable efforts to have waived), copies of current geological and geophysical maps, seismic sections and shot point location maps;

(vii)	engineering studies, development schedules and annual progress reports on development projects;

(viii)	field and well performance reports, including reservoir studies and reserve estimates;

(ix)	copies of written notices provided by any third Person regarding violations or potential violations of applicable Law;

(x)	copies of all material reports provided to any Governmental Authority;

(xi)	upon written request of a Participating Member, copies of any material correspondence between such operator and any Governmental Authority;

(xii)	copies of all title opinions, including drill site title opinions and division order title opinions;

(xiii)	copies of all correspondence received by the Company in its capacity as a working interest owner under any joint operating agreement or other joint venture agreement, including, for the avoidance of doubt, copies of all election notices, AFEs and reports;

(xiv)	such other information as may be reasonably requested by a Participating Member; and

(xv)	such other reports as may be directed by the Management Board.

(b)	The Company shall, in the conduct of Development Operations and the Business:

(i)	report to the Members within 24 hours of the Vice President of HSSE receiving notice thereof, details of fatalities, lost time incidents, material environmental incidents and any other material incidents which (in each case) may present a reputational risk to the Company or any Member and also provide copies of any written notices received from Governmental Authorities or third parties with respect to such fatalities and incidents;

(ii)

prepare an HSSE report to be submitted to the Members on the fifteenth (15th) day of April, July, October and January of each year in respect of the previous three (3) months, and monthly with respect to item (ii)(C) only, with content to be agreed by the Management Board but containing at a minimum:

(A) progress against the HSSE Plan applicable to such period;

(B) status of HSSE actions relating to HSSE audits;

(C) occupational safety indicators (e.g., fatalities and lost time incidents and frequency, recordable incidents and frequency and total man hours worked) of the Company (and as agreed to as part of the HSSE Plan, its contractors and subcontractors);

(D) known environmental incidents (e.g. leaks, spills, and cases of violations of environmental Laws and permits); and

(E) HSSE related claims.

(c)	The Company shall promptly notify the Members of any third party written claim or suit arising from Development Operations or other operations of the Company of which the Company becomes aware for which the aggregate liability of the Development Parties and Joint Entities exceeds (or is reasonably expected to exceed) one hundred thousand dollars (US$100,000), and, upon request of any such Member from time to time, shall further provide, in a timely manner, the then current information regarding the progress and status of any such claims or suits.

2.16	Contractor Requirements and Access Rights. The Company shall:

(a)	contractually require its contractors, subcontractors and suppliers of services to comply with all applicable Laws and all safety rules of the Company, and provide to its contractors and subcontractors copies of the HSSE Principles and HSSE Management System that are then in effect and use its commercially reasonable efforts to enforce such Persons’ compliance with such principles and system; and

(b)

with reasonable advance notice, permit Participating Members to have access during normal business hours (at their sole risk and expense, notwithstanding anything herein to the contrary) to operations, design phase activities, books and records, and representatives of the Company for the purpose of observing operations or conducting HSSE and asset integrity audits (provided that such Participating Members shall (i) minimize any disruption to the operations and business of the Company caused by such observation or audits, and (ii) adhere to all safety rules of such operator binding on Company personnel and the HSSE Principles and HSSE Management System then in effect while conducting such audits).

2.17	Insurance.

(a)	Subject to the Management Board’s authority under Section 2.3(h), the Company shall maintain the insurance coverage set forth in Schedule 2.17, Part 1. Further, the Company shall also carry insurance for the benefit of the joint account of the Development Parties and the Joint Entities as outlined in Schedule 2.17, Part 2 attached hereto and made a part hereof. All such policies shall be carried with insurers maintaining a credit rating of at least “A-” by Standard & Poors or A.M. Best or “A3” by Moody’s. The Company shall provide copies of such policies to, in the case of insurance policies maintained for the benefit of the Company, to the Members, and in the case of insurance policies maintained for the benefit of the Development Parties and the Joint Entities, the Members covered by such policies, and to Members who have Affiliates that are Development Parties covered by such policies or who possess membership interests or an Affiliate who possess membership interests in any Joint Entity covered by such policies, upon request, and shall notify the affected Members if it has been unable to obtain or maintain any of such policies. Except for worker’s compensation policies, the Company shall arrange for the Development Parties and Joint Entities, according to their respective interests, to be named as additional insureds on the relevant policies, with waivers of subrogation in favor of all parties with respect to their interests under the Joint Development Agreement. The Company shall duly file any relevant claims and use commercially reasonable efforts to collect for the account of the relevant Development Parties and Joint Entities any proceeds under the relevant policies. The Company shall require all contractors and subcontractors engaged in work for Development Operations to comply with the workers compensation Laws of the state where the Development Operations are being conducted and to maintain such other insurance as the Management Board may require.

(b)	The Company shall in respect of insurance obtained by contractors and subcontractors pursuant to Section 2.17(a): (i) if requested by any Participating Member, supply such Participating Member with evidence of the insurance that has been effected and is being maintained; and (ii) in connection with any Development Operations Contracts entered into on or after the Closing Date (excluding any written or oral confirmations, service orders or purchase orders entered into from or after the Closing Date under contracts existing as of the Closing Date), take all commercially reasonable steps to require that such contractors and subcontractors obtain from their insurers a waiver of subrogation in favor of the Company and each of the Development Parties and any Joint Entity that holds a working interest in the Leases served by the applicable Development Operations Contracts.

2.18	Asset Upgrades.

(a)	Notwithstanding anything to the contrary in this Agreement, to the extent that the Company or any Member proposes that the Company conduct a Required Asset Upgrade, the Company shall participate in such Required Asset Upgrade regardless of whether less than all of the Members elected to have the Company participate in such Required Asset Upgrade, and the cost and expense of such Required Asset Upgrade shall be funded under the applicable Development Work Program and Annual Work Program and Budget.

(b)	So long as the Joint Development Agreement remains in effect, the Company or any Member may propose Standards Asset Upgrades as part of an Annual Work Program and Budget or an amendment to an Annual Work Program and Budget, and the Management Board shall approve and include in such Annual Work Program and Budget all such proposed Standards Asset Upgrades to the extent that the aggregate costs and expenses to be incurred by the Development Parties and/or Joint Entities with respect to such Standards Asset Upgrades during the relevant Calendar Year do not exceed five million dollars (US$5,000,000), and the costs and expenses associated with such Standards Asset Upgrades shall be reflected in such Annual Work Program and Budget as a separate line item. In the event the aggregate costs and expenses associated with proposed Standards Asset Upgrades for any Annual Work Program and Budget would exceed five million dollars (US$5,000,000), the Management Board shall determine the relative priority of the proposed Standards Asset Upgrades, and shall include in such Annual Work Program and Budget the proposed Standards Asset Upgrades costing, in the aggregate, up to five million dollars (US$5,000,000), that it determines to be of a higher priority. Unless otherwise agreed by the Management Board, any proposed Standards Asset Upgrades not included in an Annual Work Program and Budget shall be included in the following Calendar Year’s Annual Work Program and Budget (subject to limitations on associated costs and expenses set forth in this Section 2.18(b)).

(c)

After the Joint Development Agreement is no longer in effect, the Company or any Member may propose Standards Asset Upgrades, and the Management Board shall approve and include in the applicable Annual Work Program and Budget all such proposed Standards Asset Upgrades to the extent that the aggregate costs and expenses to be incurred by the Company, the Affiliates of the Members and/or the Joint Entities with respect to Standards Asset Upgrades during the relevant Calendar Year do not exceed five million dollars (US$5,000,000), and the Company’s share of the costs and expenses associated with such Standards Asset Upgrades shall be reflected in such Annual Work Program and Budget as a separate line item. Each budgeted Standards Asset Upgrade shall be conducted pursuant to and in accordance with the terms of the relevant Applicable Operating Agreement. In the event the aggregate costs and expenses associated with proposed Standards Asset Upgrades to be incurred by the Company, the Affiliates of the Members and/or the Joint Entities during any Calendar Year would exceed five million dollars (US$5,000,000), the Management Board shall determine the relative priority of the proposed Standards Asset Upgrades, and shall conduct during the relevant Calendar Year the proposed Standards Asset Upgrades costing the Company, the Affiliates of the Members and/or the Joint Entities, in the aggregate, up to five million dollars (US$5,000,000), that it determines to be of a higher priority. Unless otherwise agreed by the Management Board, any proposed Standards Asset Upgrades not conducted in a Calendar Year shall be included in the following Calendar Year’s Annual Work Program and Budget (subject to limitations on associated costs and expenses set forth in this Section 2.18(c)), and shall be conducted during such following Calendar Year.

(d)	If an Asset Upgrade is not a Required Asset Upgrade or a Standards Asset Upgrade included in an Annual Work Program and Budget, then the proposing Member with respect to such Asset Upgrade shall have the right to cause the Company to conduct such Asset Upgrade (and the Company shall own and be entitled to all benefits associated with such Asset Upgrade), even if less than all of the other non-proposing Members elect to have the Company participate in such Asset Upgrade, provided that the liabilities, costs and expenses of such Asset Upgrade and any ongoing or increased liabilities, costs and expenses associated therewith shall be solely borne by the proposing Member and such non-proposing Members and the Company shall have no obligation to pay any of the liabilities, costs and expenses of such Asset Upgrade or any ongoing or increased liabilities, costs and expenses associated therewith, the proposing Member and the non-proposing Members participating in any such Asset Upgrade responsible for the liabilities, costs and expenses of such Asset Upgrade shall have the exclusive right to use any increased capacity of pipelines or gathering systems constituting Company Property created by such Asset Upgrade, and the Company shall have no right to commit the use of any such increased capacity without the prior written consent of such Members.

(e)	In the event that there is any Dispute among the Members regarding whether an Asset Upgrade is or is not a Required Asset Upgrade or a Standards Asset Upgrade, such Dispute may be referred by any Member to an expert in accordance with Section 12.3.

ARTICLE 3

CONTRACT AWARDS

3.1	Contract Awards.

(a)	Subject to Sections 3.1(b) and 3.1(c) of this Agreement and Section 4.7 of the Joint Development Agreement, the Company shall award each Development Operations Contract to the best qualified contractor considering cost, ability, availability and HSSE performance considerations (in each case, in the Company’s reasonable opinion), to perform the contract without the obligation to tender and without informing or seeking the approval of the Management Board. The procedure set forth in this Section 3.1 shall not apply to any contracts that have been awarded, or in respect of which invitations to tender have been issued, on or before the Closing Date, provided that the procedures set forth in this Section 3.1 shall apply to confirmations, service orders or purchase orders (whether written or oral) entered into on and after the Closing Date pursuant to existing master service agreements that were effective prior to the Closing Date.

(b)	Prior to entering into a Development Operations Contract with a Development Party or an Affiliate of a Development Party for which one or more other Development Parties (directly or indirectly through affiliated Entity Members of Joint Entities participating in such Development Operation) that are not Affiliates of such Development Operations Contract counterparty will be responsible for all or a portion of the costs and expenses payable thereunder (“Unaffiliated Participating Parties”), the Company shall be required to obtain the affirmative vote of the applicable Board Members of the Management Board pursuant to Section 2.3(b).

(c)

(i)	Notwithstanding the terms of any Applicable Operating Agreement to the contrary, from and after the Closing Date, prior to entering into a Development Operations Contract not specifically and expressly approved as part of an approved Annual Work Program and Budget that can reasonably be expected to result in aggregate payments to the counterparty of more than five million dollars (US$5,000,000) during any twelve (12) consecutive Calendar Month period, the Company shall present a copy of the proposed Development Operations Contract to the Members, together with the tender list and tender evaluation criteria used to secure such proposed Development Operations Contract, for approval by the Members, acting as the Management Board. Each Member shall notify the Company and the Management Board of its approval or rejection of such Development Operations Contract within fifteen (15) Business Days of its receipt of such materials. Failure of a Member to respond within such period shall be deemed an approval of such Development Operations Contract. The Company may only enter into such proposed Development Operations Contract to the extent that the Management Board approves such Development Operations Contract.

(ii)	From and after the Closing Date, prior to entering into a Development Operations Contract that can reasonably be expected to result in aggregate payments to the counterparty of more than one million dollars (US$1,000,000) during any twelve (12) consecutive Calendar Month period, commencing as of January 1 in any Calendar Year, except as provided in Section 3.1(c)(iii), the Company shall obtain proposals for such services from at least two (2) service providers. For the avoidance of doubt, a contract that automatically renews (is evergreen) on a month-to-month or other periodic basis that would meet the $1,000,000 threshold if it remained in effect for an entire twelve (12) consecutive Calendar Month period commencing as of January 1 in any Calendar Year shall be considered subject to the requirements of the preceding sentence.

(iii)	If the Company desires to award a Development Operations Contract that would otherwise be subject to Section 3.1(c)(i) without tender of proposals from more than one service provider, whether because only one competent service provider can provide the contracted-for-service or otherwise, the Company may do so with the prior approval of the Management Board. The Company shall present a copy of the proposed Development Operations Contract to the Management Board. Each Board Member shall notify the Company, and the rest of the Management Board, of its approval or rejection of such Development Operations Contract within fifteen (15) Business Days of its receipt of such Development Operations Contract. Failure of a Board Member to respond within such period shall be deemed an approval of the award of such Development Operations Contract. The Company may only enter into a proposed Development Operations Contract that would otherwise be subject to Section 3.1(c)(i) without tender of proposals from more than one service provider if the Management Board approves such Development Operations Contract.

(iv)	To the extent that the Company enters into a Development Operations Contract for which the Company is not required to obtain proposals from at least two (2) service providers pursuant to Section 3.1(c)(i) and such Development Operations Contract can reasonably be expected to result in aggregate payment to the counterparty of more than one hundred thousand dollars (US$100,000), the Company shall keep a written record in its files that are subject to the audit provisions of Section 2.2 of the Joint Development Agreement and Exhibit “C” of the relevant Applicable Operating Agreement explaining why multiple bids were not obtained for such services.

(v)	In connection with the foregoing, the Company shall keep a written record in its files that are subject to the audit provisions of Section 2.2 of the Joint Development Agreement and Exhibit “C” of each Joint Development Operating Agreement that (A) in the event that the Development Operations Contract is awarded pursuant to Section 3.1(c)(i), includes the proposals obtained from the prospective service providers; or (B) in the event that the Development Operations Contract is awarded pursuant to Section 3.1(c)(iii), includes the notice to the Management Board and Management Board responses.

(d)	Upon the reasonable written request of a Member, the Company shall provide such Member a copy of any written contract or contracts of a material nature that are utilized in connection with Joint Development Operations, Sole Risk Development Operations or Sole Risk Entity Operations in which such Member is a Participating Member, as well as other information that can reasonably be provided by the Company regarding the use and performance of any such contract or contracts, except to the extent the Company may be prohibited from making any such disclosure under the terms and conditions of such contract and is unable through commercially reasonable efforts to obtain consent for such disclosure.

(e)	To the extent any Development Operations Contract or Other Material Company Contract to be entered into by the Company addresses the right to hold, review and use any data and information, including seismic, geological, geophysical and other technical data and information, the Company shall use commercially reasonable efforts to cause such Development Operations Contract or Other Material Company Contract to permit Participating Members and their Wholly-Owned Affiliates to hold, review and use all such data and information.

3.2	Annual Work Program and Budget. For each Calendar Year, so long as the Joint Development Agreement is in effect, the Company shall prepare the Annual Work Program and Budget in accordance with the terms of the Joint Development Agreement and the Company shall be bound by the Annual Work Program and Budget approved pursuant to the terms of the Joint Development Agreement. For each Calendar Year (or partial Calendar Year) following the date upon which the Joint Development Agreement is terminated, an Annual Work Program and Budget shall be adopted as follows:

(a) On or before August 15 in the Calendar Year immediately preceding the relevant Calendar Year (or, following the termination of the Joint Development Agreement, as promptly as practicable), the President and General Manager shall prepare, or cause to be prepared, and submit to the Management Board a proposed Annual Work Program and Budget for such applicable Calendar Year. Each such proposed Annual Work Program and Budget shall contain at least the following:

(i) inclusion of expenditures required by the Company under the terms of any Company Contract during such Calendar Year, except with the approval of such Management Board to the contrary;

(ii) an itemized estimate of the Appalachian Overhead and Company Operating Expenses for such Calendar Year;

(iii) itemized estimates of the expenditures covered by the proposed Annual Work Program and Budget (including each Member’s share thereof) by budget category, containing sufficient detail (to the extent available) to afford the ready identification of the nature, scope and duration of the activity in question;

(iv) estimates of the schedule pursuant to which each Member’s share of expenses included in the Annual Work Program and Budget are anticipated to be incurred by the Company; and

(v) any other information requested in writing by a Member that can reasonably be provided by the Company.

(b) Itemized expenditures in an Annual Work Program and Budget may extend over more than one Calendar Year because such itemized expenditures represent activities or operations that require commitments in excess of one Calendar Year. Once itemized expenditures are approved by the Management Board, the President and General Manager shall not be required to resubmit them for approval of the Management Board on an annual or other periodic basis, but instead all such items shall be automatically included in future Annual Work Program and Budgets as items which have already been approved.

(c) The President and General Manager shall regularly consult with the Management Board during the preparation of each proposed Annual Work Program and Budget. Following receipt of a proposed Annual Work Program and Budget, each Member shall furnish to the President and General Manager and Management Board any comments, suggestions or proposed amendments it may have respecting such proposed Annual Work Program and Budget as soon as may be reasonably practicable, and the President and General Manager shall consider and discuss such comments, suggestions and proposed amendments with such Management Board. Unless otherwise agreed by the Management Board, within sixty (60) days after distribution of each proposed Annual Work Program and Budget for a Calendar Year, the Management Board and the President and General Manager shall meet to consider, modify (if necessary) and approve or reject such proposed Annual Work Program and Budget. Subject to Section 3.2(d), approval of an Annual Work Program and Budget shall require the approval of the Management Board in accordance with Section 2.3.

(d) In the event an Annual Work Program and Budget is not approved on or prior to the first day of the Calendar Year to which such Annual Work Program and Budget pertains (for purposes of this Section 3.2(d), the “relevant Calendar Year”), the Management Board shall be deemed to have approved an Annual Work Program and Budget for the relevant Calendar Year that includes the following: (i) Company Operating Expenses equal to the product of the amount of Company Operating Expenses approved in the preceding Calendar Year’s Annual Work Program and Budget and the Operating Expense Multiplier for the relevant Calendar Year; (ii) Appalachian Overhead equal to the amount of Appalachian Overhead approved in the preceding Calendar Year’s Annual Work Program and Budget, with such adjustments as are necessary to reflect previously approved changes in staffing or facilities costs of the Company or Technical Services to be performed that will be implemented during the Calendar Year in question; (iii) those multi-year expenditures previously approved by the Management Board pursuant to previous Annual Work Program and Budget, that are attributable to the relevant Calendar Year; (iv) existing payment commitments to any Person under Company Contracts (including the Services Agreements) in such Calendar Year and other costs and expenses necessary to allow the Company to comply with their obligations under all Company Contracts (including the Services Agreements); (v) taxes payable by the Company; and (vi) to the extent not accounted for under clause (ii) above, payroll and benefits of all employees and all charges to the Company under the Secondment Agreements in respect of any Person seconded to the Company Group.

(e) Any Member may propose to amend an Annual Work Program and Budget by notice to the Management Board and the President and General Manager. Approval of any such amendment shall require the approval of the Management Board in accordance with Section 2.2(ee). Notwithstanding any provision of Section 2.5 to the contrary, each Member shall have sixty (60) days to consider any proposed amendment that would increase the estimated costs of any Annual Work Program and Budget by more than ten percent (10%). To the extent that such amendment is approved by the Management

Board, the relevant Annual Work Program and Budget shall be deemed amended accordingly, provided that any such amendment shall not invalidate any commitment or expenditure already made by the Company in accordance with any previous authorization given pursuant hereto.

(f) Approval by the Management Board of an Annual Work Program and Budget shall constitute the Management Board’s deemed approval for the Company to expend up to ten percent (10%) in excess of the authorized amount for any category of the Annual Work Program and Budget, not to exceed in the aggregate ten percent (10%) of the aggregate amount applicable to the Annual Work Program and Budget, and less, in each case, any amounts included as line items for contingencies and overruns with respect to such operations in such category of the Annual Work Program and Budget. The President and General Manager shall promptly notify the Management Board of any expenditure made by the Company in the exercise of the rights pursuant to this Section 3.2(f). The ten percent (10%) deemed approval level set forth in this Section 3.2(f) shall be calculated with respect to the original amount of the Annual Work Program and Budget or, once amended, the amended amount of the Annual Work Program and Budget, provided that no expenditures incurred pursuant to Section 3.2(g) shall be deemed to be included in an approved Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approval levels pursuant to this Section 3.2(f), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approval levels.

(g) Notwithstanding anything to the contrary in this Agreement, the President and General Manager is expressly authorized to cause the Company to make Emergency Expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in the President and General Manager’s good faith judgment, to deal with emergencies, including explosions, fires, spills, or any other similar event, which may endanger property, lives, or the environment and it is impractical to get the Management Board approval for such expenditures and incurrence of such liabilities. The President and General Manager shall as soon as practicable report to the Management Board the nature of any such emergency which arises, the measures it intends to take in respect of such emergency and the estimated related expenditures.

(h) To the extent reasonably within the control of the President and General Manager, operations described in an Annual Work Program and Budget shall be conducted at the time prescribed in such Annual Work Program and Budget.

(i) For the avoidance of doubt, any reference in this Agreement to an approved Annual Work Program and Budget shall include an Annual Work Program and Budget is deemed to have been approved by the Management Board, and shall incorporate all approved amendments thereto and all modifications to the Annual Work Program and Budget described herein that require no action on the part of the Management Board or the Members.

ARTICLE 4

MEMBERS

4.1 Member Information. Schedule 4.1 shows: (a) the name of each Member; (b) the aggregate amount of the Capital Contributions made by each Member; and (c) the Percentage Interest of each Member, each as of the date of this Agreement. If any of the information contained in Schedule 4.1 changes, the Members shall promptly cause: (i) Schedule 4.1 to be amended and restated to reflect those changes and the date as of which those changes are to be effective; and (ii) a copy of the amended and restated schedule to be distributed to each Member, in which event the amended and restated schedule shall supersede the then existing schedule to this Agreement.

4.2 Opportunities; Activities of the Members. Subject to any other agreements between Members (or Affiliates of Members) and the Company, including the Joint Development Agreement, each Member acknowledges and agrees that the other Members and the Affiliates of the other Members may from time to time be interested, directly or indirectly, in various other businesses and undertakings separate and apart from the Company, including businesses and undertakings in direct competition with the Company, and neither the Company nor any other Member shall be entitled to notice thereof, or a right to participate therein, or any right to any profits from any such other businesses or undertakings. For the avoidance of doubt, following termination of the Joint Development Agreement, there will no longer be an area of mutual interest between the Members in the Appalachian Area.

ARTICLE 5

CAPITALIZATION

5.1 No Withdrawal of Capital Accounts. Except as otherwise expressly provided in this Agreement, a Member will not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company.

5.2 Initial Capital Contributions. As of the date of this Agreement, the aggregate Capital Contributions attributable to the Members and their Percentage Interests are as set forth next to their respective names on Schedule 4.1. Except as provided in Section 5.3, no Member shall be required or authorized to make any other Capital Contribution.

5.3 Additional Capital Contributions.

(a)

The Members agree that the Company shall only use Capital Contributions to fund its share of any Development Costs under the Joint Development Agreement and not any of the Company’s revenues or receipts. So long as the Joint Development Agreement is in effect, each Member agrees to make, as Capital Contributions, those amounts required to be paid by such Member and/or such Member’s Percentage Interest share of amounts required to be paid by the Company to the Joint Operations Account pursuant to the terms of the Joint Development Agreement. In addition, to the extent that, at any time, the Company’s gross receipts are not anticipated to be sufficient to satisfy the estimated expenditures to be incurred in the succeeding Calendar Quarter (i) for expenditures outside of the approved Annual Work Program and Budget that are approved by the

Management Board or (ii) upon the termination of the Joint Development Agreement, pursuant to an approved Annual Work Program and Budget, the President and General Manager shall issue a Call Notice to each Member for an additional Capital Contribution in an amount equal to such Member’s Percentage Interest share of the difference between such estimated expenditures and anticipated gross receipts not more than thirty (30) days but not less than fifteen (15) days prior to the commencement of such Calendar Quarter. Further, the President and General Manager may issue Call Notices to the Members at any other time for their respective Percentage Interest share of other additional Capital Contributions to the extent that the Company’s anticipated gross receipts and other additional Capital Contributions made pursuant to this Section 5.3(a) are not anticipated to be sufficient to satisfy the Company’s estimated expenditures to be incurred during the current Calendar Quarter in accordance with this Agreement, provided that Call Notices may not be issued pursuant to this Section 5.3(a) for any estimated expenditures more than thirty (30) days in advance of such estimated expenditures. Proper adjustment shall be made in each Calendar Month between advances made hereunder and actual expenditures, to the end that each Member bears and pays its Percentage Interest share of expenditures, and no more. All calls for Capital Contributions shall be expressed in U.S. dollars and shall state the date on which payment is due and the bank(s) and account(s) to which payment is to be made. Each Call Notice shall specify in reasonable detail the purpose(s) for which such additional Capital Contribution(s) are required, and the amount of the Capital Contribution(s) to be made by each Member pursuant to such Call Notice. Each Member shall contribute any additional Capital Contribution within fifteen (15) Business Days of the date of delivery of the relevant Call Notice. If the approval of a call for additional Capital Contributions specifies the purpose for which those Capital Contributions are called, the Company shall use the proceeds of such additional Capital Contributions exclusively for the purpose specified in such approval.

(b)	So long as the Joint Development Agreement is in effect, any payments required to be made by a Member under the Joint Development Agreement on behalf of it or the Company will be deemed to be a Capital Contribution to the Company by such Member and thereafter such amounts will be deemed to have been paid by the Company to the Joint Operations Account.

5.4 Statement of Estimated Expenditures. Not later than twenty (20) days prior to the commencement of each Calendar Quarter during the term of this Agreement, the Company shall provide the Members a statement of estimated costs to be incurred and estimated Capital Contributions to be called for in such Calendar Quarter. Such statement shall be for informational purposes only.

5.5 Default: Failure to Fund Additional Capital Contributions.

(a)

(i) Any Member that fails to pay in full when due any amounts owed and undisputed under the terms of this Agreement and (ii) during the effectiveness of the Joint Development Agreement, any Member or any Affiliate of a Member that fails to pay in full, or cause the payment in full, of any amounts owed and undisputed under the terms of the Joint Development Agreement or any Associated Agreement (as that term is defined in the Joint Development Agreement), and (in each case) such failure is not cured within fifteen (15) days of such Member’s or its Affiliate’s receipt of a notice of default hereunder or notice of default under the Joint Development Agreement or Associated Agreement, as applicable, shall be in default under this Agreement, and shall be referred to herein as a “Defaulting Member.” The Company shall, or any non-Defaulting Member (each, an “Affected Member”) may, give notice of such default to the Defaulting Member, and its Credit Facility Secured Party (if any) and each of the non-defaulting Members. Any such notice given under this Agreement or under the Joint Development Agreement or any Associated Agreement shall be considered a “Default Notice” for purposes of this Agreement.

(b)	“Default Period” means the period beginning fifteen (15) days from the receipt of a Default Notice by (i) a Defaulting Member (or the defaulting Affiliate of such Member, as applicable) and (ii) its Credit Facility Secured Parties (if any), if such Defaulting Member and/or its Affiliate, as applicable, remains in default under Section 5.5(a), and ending when all of the Defaulting Member’s and its Affiliates’ defaults have been remedied in full.

(c)	All amounts in default and not paid when due under this Agreement shall bear interest at the Default Interest Rate from the due date to the date of payment.

(d)	So long as the Joint Development Agreement is in effect, (i) the terms of Section 5.1(c) of the Joint Development Agreement shall apply in lieu of Section 5.5(c) hereof, and (ii) the terms of Section 5.1(d) of the Joint Development Agreement shall apply with respect to the obligation of BG (as such term is defined in the Joint Development Agreement) to make additional Capital Contributions with respect to Carried Costs.

5.6 Certain Consequences of Default.

(a)	Notwithstanding any other provision in this Agreement to the contrary (x) so long as the Joint Development Agreement is in effect, the provisions of Section 5.2 of the Joint Development Agreement shall apply in lieu of this Section 5.6, and (y) upon the termination of the Joint Development Agreement, during the Default Period, a Defaulting Member shall have no right to:

(i)	vote on any matter with respect to which Member approval is required under the express terms of this Agreement (excluding any amendment or waiver of the terms of this Agreement);

(ii)	call any Management Board or subcommittee meeting, or vote on any matter coming before the Management Board or any subcommittee;

(iii)	access any data or information relating to any operation conducted by the Company (except to the extent such Member or an Affiliate of such Member is providing Services to the Company pursuant to a Services Agreement, and such data or information is necessary for such Member or Affiliate to perform its responsibilities thereunder);

(iv)	Transfer or Encumber all or any part of its Membership Interest except: (A) a Transfer, Encumbrance, or transfer pursuant to a Credit Facility Foreclosure of a Membership Interest or any part thereof in favor of a Person who simultaneously with such Transfer, Encumbrance or transfer satisfies in full the Total Amount in Default; or (B) a Credit Facility Encumbrance granted pursuant to a borrowing for which all or a portion of the proceeds thereof are used to pay the entire amount of the Total Amount in Default; or

(v)	withhold consent to any Transfer of all or any portion of the Membership Interest of an Affected Member pursuant to Section 9.4, or exercise any preferential purchase right provided for in Section 9.4 in the event of such a Transfer by an Affected Member or in the event of a Change in Control of an Affected Member.

(b)	In addition to the other remedies available to the Company and the Affected Members under this Agreement and any other rights available to each Affected Member to recover its share of the Total Amount in Default, from and after the thirtieth (30th) day of the Default Period, a Defaulting Member shall have no right to receive distributions from the Company pursuant to Article 7 until the expiration of the Default Period, and such distributions shall instead be made to the Affected Members for advances made by such Affected Members on behalf of the Defaulting Member pursuant to Section 5.6(e), plus interest thereon as provided in Section 5.5(c). Amounts received towards the Total Amount in Default shall be deemed paid towards the oldest of each applicable type of expense (costs, interest or principal) first, and if there is more than one Affected Member, the distributions attributable to the Membership Interest of the Defaulting Member shall be shared among the Affected Members in the proportions that such Affected Members’ Percentage Interests bear to the aggregate Percentage Interests of such Affected Members.

(c)	Any Default Notice shall include a statement of the amount of money that the Defaulting Member has failed to pay.

(d)	If the Defaulting Member remedies its default in full before the Default Period commences, the Company shall promptly notify each Affected Member and such Defaulting Member’s Credit Facility Secured Party (if any) of such occurrence.

(e)

Upon the commencement of the Default Period, the Company shall send the Affected Members a statement of the sum of money that the Defaulting Member failed to pay and such Affected Members shall pay such amount within fifteen (15) days following receipt of the statement. Each such Affected Member shall be required to pay that portion of the amount that the Defaulting Member failed to furnish that such Affected Member’s Percentage Interest bears to the aggregate Percentage Interests of all Affected Members. During the effectiveness of the Joint Development Agreement, the application and distribution of amounts so collected shall be in accordance with the terms of the Joint Development Agreement. If any Affected Member fails to timely satisfy such obligations, such Affected Member shall thereupon be a Defaulting Member subject to the provisions of Sections 5.5 and 5.6. If all Affected Members fail to timely satisfy such obligations, the Members shall be deemed to have unanimously determined not to make such expenditure and the Defaulting Member shall no longer be deemed to be in default with respect to such expenditure.

(f)	During the Default Period, each Defaulting Member shall be deemed to have elected to approve any proposed Required Asset Upgrade.

5.7 No Interest on or Return of Capital. No Member will be entitled to interest on any Capital Contribution or Capital Account. Except as otherwise expressly provided in this Agreement, no Member will have the right to demand or receive the return of all or any part of any Capital Contribution, and no Member will be personally liable for the return of any Capital Contribution of the other Member.

5.8 Limitations upon Liability of Members. No Member shall be personally liable to the Company, to the other Members, to the creditors of the Company or to any other third party with respect to the losses, debts or liabilities of the Company for any amount in excess of the amount of such Member’s Capital Contribution which has not been returned to it as a distribution (including a distribution upon liquidation), plus any amount such Member is obligated to contribute pursuant to Section 5.3 but has not yet contributed and any obligation to return distributions pursuant to Section 7.2. For purposes of the preceding sentence, distributions to a Member will first be deemed a return of its Capital Contribution. No Member will at any time be liable or held accountable to the Company, to the other Members, to the creditors of the Company or to any other third party for or on account of any negative balance in its Capital Account. To the fullest extent permitted by the Delaware Act, but subject to Section 7.2, a Member will have no obligation to return any distributions received from the Company.

ARTICLE 6

ALLOCATIONS OF PROFITS AND LOSS

6.1 Allocations Generally. After and subject to the application of Sections 6.2 and 6.3, Profits and Losses for each Allocation Year shall be allocated among the Members as follows:

(a)	Allocations Generally. Profits and Losses and Simulated Gain with respect to any Company Depletable Property for any Allocation Year shall be allocated to the Members in such a manner so that the Capital Account of each Member equals (as of the end of such Allocation Year and to the fullest extent possible) the amount that would be distributed to such Member if all properties of the Company, including cash, were sold for cash equal to their respective Tax Book Values, all liabilities allocable to such properties were then due and were satisfied according to their terms, all Minimum Gain Chargebacks and Member Minimum Gain Chargebacks required by Section 6.2 were made, and all obligations of Members to contribute additional capital to the Company were satisfied and all remaining proceeds from such sale were distributed pursuant to Section 7.1.

(b)	Stop Loss. Notwithstanding Section 6.1(a), no allocation of Losses will be made that would create or increase a Member’s Adjusted Capital Account Deficit.

6.2 Special Allocations.

(a)	Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member will be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain. Allocations under the preceding sentence will be made in accordance with Treasury Regulations Section 1.704-2(f)(6). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently with that requirement.

(b)	Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for that year (and, if necessary, subsequent years) equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2). Allocations under the previous sentence will be made in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 6.2(b) is intended to comply with the requirement in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently with that requirement.

(c)	Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided an allocation under this Section 6.2(c) may be made only if and to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.2 have been tentatively made as if this Section 6.2(c) were not in this Agreement.

(d)	Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, an allocation under this Section 6.2(d) will be made only if and to the extent such Member would have an Adjusted Capital Account Deficit in excess of such sum after all allocations provided for in this Section 6.2 have been made as if Section 6.2(c) and this Section 6.2(d) were not in this Agreement.

(e)	Nonrecourse Deductions. “Nonrecourse deductions” (as that term is defined in Treasury Regulations Sections 1.704-2(b)(1) and (c)) for any Allocation Year or other period will be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)	Member Nonrecourse Deductions. Any Member “nonrecourse deductions” (as that term is defined in Treasury Regulations Section 1.704-2(i)) for any Allocation Year or other period will be specially allocated to the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Treasury Regulations Section 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)	Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company under Code Section 734(b) or Code Section 743(b) is required, under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the Company asset) or loss (if the adjustment decreases such basis) and that gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that section of the Treasury Regulations.

(h)	Simulated Depletion, Simulated Loss, and IDCs. Simulated Depletion, Simulated Loss, and IDCs with respect to each Depletable Property (including any indirect ownership of such property through an equity interest in an entity classified as a partnership or disregarded entity for federal income tax purposes) of the Company will be allocated in proportion to the manner in which the Simulated Basis of such Depletable Property is allocated among the Members pursuant to subparagraph (v) of the definition of “Capital Account.”

(i)	For purposes of determining Income, Loss or any other items allocable to any period, Profit, Loss and any such other items will be determined on a daily, monthly or other basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder; provided, however, that Income or Loss described in clause (iii) or clause (iv) of the definition of “Profit” and “Loss” will be allocated only to those persons who held interests in the Company immediately before the event giving rise to such Profit or Loss.

6.3 Tax Allocations.

(a)	Except as provided in this Section 6.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as the corresponding items are allocated under Section 6.1 and Section 6.2.

(b)

When the Tax Book Value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes, income, gain, loss, deduction and credit with respect to such asset, or tax basis with respect to Depletable Property, (each, a “Section 704(c) Asset”) will be allocated among the Members to take this difference into account in accordance with the principles of Code Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under Code Section 704(b). In the case of Depletable Property constituting a Section 704(c) Asset that is treated as contributed by a Member (the “Contributing Member”) to the Company, the adjusted tax basis of such Depletable Property as of the time of contribution shall be allocated to the Member other than the Contributing Member (the “Noncontributing Member”) in an amount equal to the lesser of (i) the Depletable Property’s adjusted tax basis and (ii) the Noncontributing Member’s Percentage Interest share of the Simulated Basis of the Depletable Property, and any remaining unallocated portion of the adjusted tax basis shall be allocated to the Contributing Member. In the case of any Depletable Property theretofore held by the Company that becomes a Section 704(c) Asset as a result of the adjustment of its Tax Book Value, the adjusted tax basis theretofore allocated to the Members shall be reallocated among the Members under similar principles adopted, subject to Section 2.1 hereof, by the Tax Matters Member. Except to the extent otherwise required by final Treasury Regulations, the calculation and allocations eliminating the differences between Tax Book Value and adjusted tax basis of any other Section 704(c) Assets will be made pursuant to the “Remedial Allocation Method” set forth in Treasury Regulations Section 1.704-3(d). For the avoidance of any doubt, it is the intention of the Members that allocations pursuant to this Section 6.3(b) be applied in a manner which enables the BG Member to realize the tax benefits in the same amount and at the same rate and character as if the BG Member had purchased its share of the Company’s assets on the Closing Date as an outright asset purchase.

(c)	The deduction for depletion with respect to each Depletable Property and the gain or loss on the sale or other disposition by the Company of each Depletable Property shall, in accordance with Code Section 613A(c)(7)(D), be computed for federal income tax purposes separately by the Members rather than the Company. Each Member shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(d)	Except as provided in Section 6.3(a), for the purposes of the separate computation of gain or loss by each Member on the sale or disposition of each Depletable Property, the Company’s allocable share of the “amount realized” (as such term is defined in Code Section 1001(b)) from such sale or disposition shall be allocated for federal income tax purposes among the Members as follows:

(i)	first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same percentages as the depletable basis of such property was allocated to the Members pursuant to Section 6.3(b); and

(ii)	the remainder of such amount realized, if any, shall be allocated among the Members in the same manner as the corresponding item is allocated under Section 6.1(a).

(e)	Allocations pursuant to this Section 6.3 are solely for purposes of federal and applicable state taxes and will not be taken into account in computing any Member’s Capital Account.

(f)	The Members agree to be bound by the provisions of this Article 6 in reporting their shares of the Company income, gain, loss and deduction for tax purposes.

ARTICLE 7

DISTRIBUTIONS

7.1 Declaration and Payment of Distributions. Except as provided in Section 8.2 regarding liquidating distributions, and subject to Section 5.6(b), Net Cash Flow for each Calendar Quarter will be calculated by the President and General Manager within thirty (30) days after the end of such Calendar Quarter and will be distributed to the Members within forty-five (45) days of the end of the Calendar Quarter in proportion to their respective Percentage Interests. Except as may expressly be provided otherwise in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to other distributions.

7.2 Limitations on Distributions.

(a)	The Company shall not make a distribution to a Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specific property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

(b)	A Member who has received, in respect of any Fiscal Year of the Company, an aggregate amount of distributions in excess of the amount to which it was entitled under the terms of Section 7.1, or Article 10, shall forthwith return such excess to the Company. Any amount so repaid to the Company shall be distributed to the other Members to the extent that such other Members did not receive, in respect of such Fiscal Year, the full amount of distributions to which such Members were entitled under Section 7.1 or Article 10, as applicable.

(c)	A Member who receives a distribution from the Company will have no liability under this Section 7.2, the Delaware Act or other applicable Law for the amount of the distribution after the expiration of three years from the date of the distribution unless a Proceeding to recover the distribution from such Member is commenced prior to the expiration of such three-year period and an adjudication of liability against such Member is made in the action.

7.3 Amounts of Tax Paid or Withheld. All amounts paid or withheld pursuant to the Code or any provision of any state or local tax Law with respect to any Member will be treated as advances of amounts otherwise distributable to such Member pursuant to Section 7.1 for all purposes under this Agreement.

7.4 Distribution in Kind. Except as provided in Article 10 or by decision of the Management Board pursuant to Section 2.2(y), no Member, regardless of the nature of its Capital Contribution, will have a right to demand and receive any distribution in any form other than cash.

7.5 Delaware Act Limitations. Notwithstanding anything to the contrary in this Article 6, no distribution shall be made if such distribution would violate the Delaware Act.

ARTICLE 8

INDEMNIFICATION

8.1	No Liability of Members for Company Obligations.

(a)	Except as otherwise provided by the Delaware Act, no Covered Person shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)	Except as otherwise expressly required by Law, a Member, in its capacity as Member, shall have no liability in excess of: (i) the amount of its contributions to the Company; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement; and (iv) the amount of any distributions wrongfully distributed to it. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

8.2	Exculpation.

(a)

No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that: (i) a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, bad faith, willful misconduct or gross negligence, (ii) a Covered Person that is not an officer or employee of a Member, Affiliate of a Member, the Company, or Affiliate of the Company, shall be liable for any such loss, damage, or claim incurred by reason of such Covered Person’s breach of this Agreement (other than Section 2.13) and (iii) a Covered Person that is an officer of the Company shall be liable for any such loss, damage, or claim incurred by reason of such Covered Person’s breach of his or her duty of loyalty to the Company, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 12.2.

(b)	A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or Available Cash or any other facts pertinent to the existence and amount of Assets from which distributions to Members might properly be paid.

8.3	Indemnification. To the fullest extent permitted by applicable Law, the Company shall indemnify and hold harmless each Covered Person from and against all Claims arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that: (a) no Covered Person shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s fraud, bad faith, willful misconduct or gross negligence; (b) no Covered Person that is not an officer or employee of a Member, Affiliate of a Member, the Company, or Affiliate of the Company shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s breach of this Agreement (other than Section 2.13); and (c) no Covered Person that is an officer of the Company shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s breach of his or her duty of loyalty to the Company, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 12.2. Any indemnity under this Section 8.3 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 8.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 8.3 or any provision in this Section 8.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 8.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

8.4	Expenses. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.3.

8.5	Insurance.

(a)	Subject to Section 2.3(h), the Company may purchase and maintain insurance, to the extent and in such amounts as the Management Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Management Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the Business or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. Subject to Section 2.2(w), the Management Board and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Management Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.4 and containing such other procedures regarding indemnification as are appropriate.

(b)	Notwithstanding anything else in this Agreement, the Company shall not be required to provide indemnification to any Covered Person for any Claim to the extent that such Claim is insured against by such Covered Person’s workers compensation insurance.

8.6

Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Sections 8.3 and 8.4 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Sections 8.3 and 8.4 of this Agreement (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any claim for which the Covered Person has sought indemnification from the Company pursuant to Sections 8.3 and 8.4 shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The Company agrees that the Member Indemnitors who are not Members are express third party beneficiaries of the terms of this Section 8.6.

ARTICLE 9

TRANSFERABILITY

9.1 Transfer.

(a)	Any Member may, subject to the other provisions set forth in this Agreement, and, so long as the Joint Development Agreement is in effect, subject to the terms of Section 6.1(a) of the Joint Development Agreement, Transfer all or any undivided share of its Membership Interest. Any attempted Transfer of all or a part of a Membership Interest other than in compliance with this Agreement shall be null and void and of no force or effect. Any Member who Transfers any Membership Interest or portion thereof shall promptly provide written notice thereof to the Company and all of the other Members.

(b)	No Transfer may be made to an individual, and except in the case of a Member transferring all of its Membership Interest, no Transfer may be made which results in the transferor or transferee holding a Percentage Interest of less than ten percent (10%).

(c)	A transferring Member shall, notwithstanding such Transfer, be liable to the Company and the other Members for its obligation to fund its Percentage Interest share (as of the time of the Transfer) of expenditure commitments and all other obligations, in each case, accrued under this Agreement on or prior to such Transfer, but shall be released from any other obligations thereafter accruing under this Agreement with respect to the Percentage Interest being Transferred, except in the case where the Transfer at issue is made to an Affiliate or where there is a Credit Facility Foreclosure on all or any part of a Member’s Membership Interest, in which cases the transferring Member or Member subject to the foreclosure, as applicable, shall remain primarily liable for all such obligations.

(d)	In connection with any Transfer of a portion (but less than all) of its Membership Interest by any member of the EXCO Affiliate Group or BG Affiliate Group to a third party not affiliated with the EXCO Affiliate Group or the BG Affiliate Group, respectively, the EXCO Affiliate Group or the BG Affiliate Group, as applicable, shall assign such number of Total Votes equal to the product of (rounded to the nearest tenth) (x) the aggregate Percentage Interests being assigned and (y) 100. The transferor’s number of Total Votes shall be reduced by the number of Total Votes so transferred. The transferor and transferee shall, amongst themselves, determine how to allocate the appointment of the Board Members allocated to such transferor’s Group, provided that such allocation shall be made in a manner so that all of the Total Votes may be represented at any meeting of the Management Board.

(e)	Any transferee of all of the Membership Interest of a Member shall be entitled to all of the Total Votes of its transferor, and shall be entitled to appoint all Board Member seats previously appointed by its transferor.

9.2 Conditions Precedent to a Membership Interest Transfer. Each transferee of any Membership Interest or portion thereof shall be subject to the terms hereof, and, as a condition precedent to the Company recognizing such Transfer or transfer pursuant to a Credit Facility Foreclosure, each transferor must satisfy all the requirements set forth in Section 9.1 above and also meet the following conditions:

(a)	Each transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an assumption agreement in favor of the other Members in form reasonably acceptable to the transferee and the other Members.

(b)	Each transferee shall execute and deliver to the Company a secondment agreement in substantially the form attached hereto as Exhibit “A” (unless such transferee or any Affiliate of such transferee is already party to a secondment agreement with the Company, or if such transferee and its Affiliates do not collectively possess a Percentage Interest greater than or equal to twenty five percent (25%)), and a services agreement in substantially the form attached hereto as Exhibit “B”.

(c)	Except in the case of a Transfer involuntarily by operation of Law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer or transfer pursuant to a Credit Facility Foreclosure. In the case of a Transfer involuntarily by operation of Law, such Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all reasonable costs and expenses that it incurs in connection with such Transfer or transfer pursuant to a Credit Facility Foreclosure.

(d)	The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Membership Interest or portion thereof transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interest until it has received such information.

(e)	Unless otherwise agreed to by the Members, if a Member or any direct or indirect owner of a Member takes any action that causes the Company to be terminated within the meaning of Section 708(b)(1)(B) of the Code, such Member shall indemnify and hold harmless the other Members for any deferral of depreciation deductions allocable to the other Members as a result of the Code Section 708(b)(1)(B) termination, determined using an annual discount rate of ten percent (10%) and a deemed tax rate of forty percent (40%).

(f)	Such Transfer or transfer pursuant to a Credit Facility Foreclosure shall be exempt from all applicable registration requirements and such Transfer or transfer pursuant to a Credit Facility Foreclosure may not violate any applicable Laws regulating the transfer of securities.

(g)	Such Transfer or transfer pursuant to a Credit Facility Foreclosure will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

9.3 Applicability of Joint Development Agreement. So long as the Joint Development Agreement is in effect, the terms of Articles 7 and 8 of the Joint Development Agreement shall apply in lieu of Section 9.4 hereof.

9.4 Right of First Refusal.

(a)	Once the final terms and conditions of a Transfer of Membership Interest (the “Offered Interests”) to an unrelated third party or the Change in Control of a Member (in which event all of its Membership Interests will be deemed to be “Offered Interests”) have been fully negotiated and are binding on the parties thereto, the Transferring Member or Member subject to the Change in Control (the “Transferring Member”) shall first offer the Offered Interests to the other Members (the “Non-transferring Members”) by written notice specifying the price and other terms and conditions of the offer and accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions (that notice, an “Offer Notice”).

(b)	Upon receipt of an Offer Notice, each Non-transferring Member will have a period of sixty (60) days within which to accept the Transferring Member’s offer to Transfer all the Offered Interests at the price and on the terms and conditions set forth in the Offer Notice. If the Non-Transferring Member elects to purchase the Offered Interests, it will deliver written notice thereof to the Transferring Member within such sixty (60)-day period (that notice, the “Election Notice”). If each Non-transferring Member rejects the Offer Notice or fails to timely deliver an Election Notice, the Transferring Member will be free to Transfer the Offered Interests to the unrelated third Person or undergo a Change in Control in exchange for consideration which is equal to or greater than the consideration set forth in the Offer Notice and on terms not materially more favorable to such Person than the terms offered to the Non-transferring Member, each as set forth in the Offer Notice; provided, however that any such Transfer or Change in Control must close within one hundred and twenty (120) days from the date the Non-transferring Member rejects the Offer Notice. If the Transfer or Change in Control is not closed with such period and the Transferring Member thereafter desires to proceed with such proposed Transfer or Change in Control, it shall be required to re-offer the Offered Interests to the Non-transferring Members in accordance with this Section 9.4. If more than one Non-transferring Member counter-notifies that it intends to acquire the Transferring Member’s Membership Interest that is subject to the proposed Transfer, then each such Member shall acquire a proportion of the Membership Interest equal to the ratio of its own Membership Interest to the total Membership Interests of all counter-notifying Members, unless the counter-notifying Members otherwise agree.

(c)	In the event of a Transfer that is not for cash consideration or involves other properties as part of a wider transaction (package deal) or in the event of a Change in Control, the Transferring Member shall include in its notification to the Non-transferring Members a statement of the proposed Cash Value of the Membership Interest or portion thereof subject to the proposed Transfer or Change in Control, and each Non-transferring Member shall have a right to acquire such Membership Interest or portion thereof for the Cash Value, on the final terms and conditions negotiated with the acquiring Person that are relevant to the acquisition of a Membership Interest or portion thereof for cash. No Non-transferring Member may acquire the Transferring Member’s Membership Interest or portion thereof pursuant to this Section 9.4 unless and until completion of any package deal or Change in Control which includes the Offered Interests. If for any reason the package deal or Change in Control agreement terminates without completion, the Non-transferring Members’ rights to acquire the Membership Interest or portion thereof subject to the proposed package deal or Change in Control shall also terminate. No Non-transferring Member shall have a right under this Section 9.4 to acquire any asset other than a Membership Interest or portion thereof, nor shall any Non-transferring Member be required to acquire any asset other than a Membership Interest or portion thereof, regardless of whether other properties are subject to the Transfer or Change in Control.

(d)	For purposes of Section 9.4(c), the Cash Value proposed by the Transferring Member in its notice shall be conclusively deemed correct unless any Non-transferring Member gives notice to the Transferring Member within thirty (30) days of receipt of the Transferring Member’s notice stating that it does not agree with the Transferring Member’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Members shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any Member shall be entitled to refer the matter to an independent expert as provided in Section 12.3 for determination of the Cash Value, provided that the Transferring Member may elect to terminate the proposed Transfer or Change in Control, and any Non-transferring Member may elect to revoke its notice of intention to purchase, in either case by notice to the other Members at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Transferring Member shall be the Cash Value provided by such Transferring Member in the notice provided to the Non-transferring Members pursuant to Section 9.4(c), and the Cash Value to be submitted to the independent expert by each Non-transferring Member shall be the Cash Value provided by such Non-transferring Member in the notice provided to the Transferring Member pursuant to this Section 9.4(d).

(e)	The closing of the Transfer of the Offered Interests under this Section 9.3 will be held at any location agreed to by the Transferring Member and the Non-transferring Member and on a mutually acceptable date not more than 90 days after the Non-transferring Member delivers the Election Notice. At any closing under this Section 9.3, in consideration of receipt of the purchase price in immediately available funds, the Transferring Member shall Transfer to the Non-transferring Member all right, title and interest in and to the Offered Interests, free and clear of all Encumbrances, and, at the request of the Non-transferring Member, shall execute all other documents and take such other actions as may be reasonably necessary or desirable to effectuate the Transfer of the Offered Interests and to carry out the purposes of this Agreement.

(f)	Notwithstanding anything herein to the contrary, any direct or indirect Change in Control of a Member (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees, resulting from a Credit Facility Foreclosure pursuant to an Existing EXCO Credit Facility, shall not be subject to any of the provisions of this Section 9.4.

9.5 Admission as a Member. Upon compliance with all of the provisions of this Agreement regarding Transfers or transfers of Membership Interests pursuant to a Credit Facility Foreclosure, as applicable, (a) a transferee shall be deemed to be a Party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Member and (b) to the extent the transferor no longer holds a Membership Interest, such transferor shall thereafter cease to be a Member.

9.6 Encumbrances. Nothing contained in this Article 9 shall prevent a Member from Encumbering all or any undivided share of its Membership Interest to a third party, provided that such Member shall remain liable for all obligations relating to such Membership Interest except as provided in Section 9.1(c).

9.7 Recordation Tax. If any Transfer of a Membership Interest or portion thereof under this Article 9 results in the imposition of a state or local transfer, recordation or similar tax on transfers of economic interests (or any similar tax), the Member whose Transfer triggers such imposition will be responsible for the payment of such tax.

9.8 Resignation/Withdrawal. No Member may resign from or withdraw from the Company, other than by way of a Transfer (voluntary or involuntary) of all of its Membership Interest in accordance with the terms hereof, a transfer pursuant to a Credit Facility Foreclosure in accordance with the terms hereof, or as a consequence of the dissolution and liquidation of the Company.

ARTICLE 10

DISSOLUTION AND TERMINATION

10.1 Dissolution. The Company will be dissolved upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a)	by the affirmative vote of the Management Board pursuant to Section 2.2(f);

(b)	upon the sale or other final disposition by the Company of all or substantially all of its assets and the collection of all amounts derived from such sale or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness);

(c)	at any time there are no Members;

(d)	upon the entry of a decree of judicial dissolution of the Company pursuant to Section 802 of the Delaware Act.

For the avoidance of doubt, the bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

10.2 Method of Liquidation. Upon the occurrence of a Dissolution Event, the Company shall liquidate its assets in a manner that is consistent with avoiding undue loss and apply and distribute its assets in the following manner and in the following order of priority:

(a)	to the payment of the debts and liabilities of the Company (other than debts and liabilities of the Company addressed in paragraph (b) below, but including the establishment of such reserves as the Members reasonably deem necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company) and to the expenses of liquidation in the order of priority as provided by Law; then

(b)	to the Members in accordance with Section 7.1.

10.3 Distribution in Kind. Upon dissolution of the Company, any Company Property other than Oil and Gas Assets will be preferentially sold or liquidated first to pay debts and liabilities described in Sections 10.2(a). If any Oil and Gas Assets remain to be distributed to the Members after satisfying the debts and liabilities described in Sections 10.2(a), each Member shall receive a pro rata undivided share in each such Oil and Gas Asset, in proportion to its respective Percentage Interest, unless the Members determine by a vote pursuant to Section 2.2(y) to sell any or all of such Oil and Gas Assets and distribute cash instead.

10.4 Continued Liability for Capital Contributions. The Management Board shall continue to have the right and power after dissolution to require additional Capital Contributions pursuant to Section 2.2(z).

10.5 Date of Dissolution. The Company will be terminated and dissolved when all of the Company’s assets have been applied and distributed in accordance with the provisions of Section 10.2. As promptly as practicable after the winding up of the Company has been completed, the President and General Manager on behalf of the Company shall cause the Certificate to be cancelled in accordance with the Delaware Act.

ARTICLE 11

BOOKS; REPORTS TO MEMBERS; TAX MATTERS

11.1 Books of Account; Records.

(a)	True and accurate books of account and operating records for the Company shall be maintained at the principal office of the Company or such other location or locations as may be approved by the Management Board. Each Member will at all reasonable times have access to such books of account and operating records and will have the right, at such Member’s expense, to have such books of account audited by a firm of independent accountants selected by such Member.

(b)	Except as required by Article 6, the Company’s books of account shall be maintained, and its income, gains, losses, expenses, contributions and distributions and deductions shall be determined and accounted for in accordance with GAAP consistently applied.

11.2 Financial Statements and Reports. The Company shall prepare, and shall submit to the Members the following statements, reports and notices:

(a)	Annual financial statements of the Company, consisting of a profit and loss statement, a balance sheet, a statement of cash flows and a statement of changes in the Members’ Capital Accounts, as of the end of and for the prior Fiscal Year, which shall be prepared in accordance with GAAP and audited by the Company’s independent certified public accountants, which shall be an internationally recognized accounting firm (the “Annual Financial Statements”). The Annual Financial Statements for a Fiscal Year shall be delivered to each Member within ninety (90) days after the end of such Fiscal Year.

(b)	Unaudited quarterly financial statements of the Company, consisting of a profit and loss statement, a balance sheet, a statement of cash flows and a statement of changes in the Members’ Capital Accounts, as of the end of and for the prior Calendar Quarter, which shall be prepared in accordance with GAAP, except for normal year end adjustments and the absence of footnotes (the “Quarterly Financial Statements”). The Quarterly Financial Statements for a Calendar Quarter shall be delivered to each Member within sixty (60) days after the end of such Calendar Quarter.

(c)	Monthly financial reports, which shall consist of a profit and loss statement, a balance sheet, a statement of cash flows and a statement of changes in the Members’ Capital Accounts, as of the end of and for the prior Calendar Month, which shall be prepared in accordance with GAAP, except for normal year end adjustments and the absence of footnotes (the “Monthly Financial Reports”). The Monthly Financial Reports for a Calendar Month shall be delivered within fifteen (15) days after the end of such Calendar Month.

(d)	A monthly operating report containing a description of the Business during each Calendar Month (the “Monthly Operating Reports”). Each Monthly Operating Report should contain information and narratives describing the applicable assets’ performance during the relevant Calendar Month, including drilling and completion reports, average production volumes, Hydrocarbon sales information and any material Health, Safety, Security and Environmental incidents and such other information that may reasonably be required by any Member. The Monthly Operating Reports for a Calendar Month shall be delivered within fifteen (15) days after the end of such Calendar Month.

(e)	Copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company.

(f)	Copies of all material filings, disclosures, or reports submitted to any Governmental Authority affecting the Company.

(g)	A quarterly report summarizing all outstanding claims related to any litigation, arbitration, administrative proceeding or other dispute and any settlement or result of any litigation, arbitration, administrative proceeding or other dispute entered into or relating to the Company that occurred during the prior Calendar Quarter affecting the Company.

(h)	Such other information as a Member may reasonably request regarding the Company.

11.3 Tax Treatment of the Company. It is the intent of the Members that the Company be treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as an association pursuant to Treasury Regulation Section 301.7701-3.

11.4 Tax Matters Member. Pursuant to Section 6231(a)(7)(A) of the Code, the Members hereby designate EXCO Holding (PA), Inc. as the Company’s “tax matters partner” (the “Tax Matters Member”). The Tax Matters Member shall give prompt written notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company. The Company shall reimburse the Tax Matters Member out of the Net Cash Flow for any expenses that the Tax Matters Member incurs in connection with its obligations as Tax Matters Member. The Tax Matters Member shall not agree to extend the statute of limitations with respect to partnership items of the Company without the consent of the other Members. No Member shall take any other action with respect to a partnership level audit item which would be binding on any other Member in computing its liability for taxes (or interest, penalties or additions to tax) without the consent of such other Member. The Tax Matters Member may be removed by notice to the Company from any Member whose Affiliated Member Group holds a Percentage Interest that is not less than twenty five percent (25%) at any time that the Tax Matter Member’s Affiliated Member Group holds a Percentage Interest that is less than twenty five percent (25%).

11.5 Tax Returns and Elections.

(a)	The Tax Matters Member shall timely prepare, or cause to be prepared, at the expense of the Company, for each Allocation Year, federal, state and local tax returns required to be filed with respect to the Company. Each Member shall furnish to the Company and the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the tax returns to be timely prepared and filed. Not less than sixty (60) days prior to the due date (as extended) of the federal income tax return or any state or local income tax return with respect to the Company, the return proposed by the Tax Matters Member to be filed by the Company shall be furnished to the Members for review and approval. In addition, not more than ten (10) days after the date on which the Company files its federal income tax return or any state or local income tax return, a copy of the return so filed shall be furnished to the Members.

(b)

The Company, at its expense, shall cause to be delivered to each Member within the time period provided by applicable Law an Internal Revenue Service Form K-1 or a good faith estimate of the amounts to be included on such Internal Revenue Service Form K-1 for such Member and such other information as shall be necessary for the preparation and timely filing by the Members of their federal, state and local income and other tax returns. The Tax Matters Member shall deliver estimates at least 15 days prior to the due date for an estimated tax payment required under Section 6655 of the Code for a U.S. corporation whose taxable year ends December 31; provided that all Members taking their share of production in kind shall have provided to the Tax Matters Member, at least seven (7) Business Days prior to such 15 day period, the relevant revenue information relating to such production in kind for the period.

(c)	Upon request of the Management Board, the Tax Matters Member may make or revoke an election in accordance with Section 754 of the Code, so as to adjust the basis of any Company Property in the case of a distribution of property, within the meaning of Section 734 of the Code, and in the case of a Transfer of Membership Interests, within the meaning of Section 743 of the Code.

ARTICLE 12

GOVERNING LAW; DISPUTE RESOLUTION

12.1 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

12.2 Dispute Resolution.

(a)	Except for matters that are expressly made subject to the dispute resolution procedures set forth in Section 12.3, any Dispute among the Parties shall be resolved through final and binding arbitration.

(b)	The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c)

The arbitration shall be conducted by three (3) arbitrators and conducted in Dallas, Texas. Within thirty (30) days of any Party providing notice to the other Parties of a Dispute, if there are two Parties or two groups of Parties to a Dispute, each Party or group of Parties to such Dispute shall appoint one arbitrator, and the two (2) arbitrators so appointed shall select the third and presiding arbitrator within thirty (30) days following appointment of the second Party-appointed arbitrator. If either Party or group of Parties fails to appoint an arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. In the event that there are more than two (2) Parties or groups of Parties to an arbitration, the Parties to the arbitration shall endeavor to agree on the appointment of the three (3)

arbitrators within thirty (30) days of the written request for arbitration. In the event the Parties cannot reach agreement on the selection of three (3) arbitrators within the time permitted, all arbitrators not yet appointed shall be appointed by the AAA in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the Dispute.

(d)	All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e)	Notwithstanding the agreement to arbitrate Disputes in this Section 12.2, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f)	The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at the Default Interest Rate, from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g)

All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-Party purchasers, provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h)	Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 13.3.

(i)	If the subject matter of any Dispute among the Parties arises from facts or issues materially related to the subject matter of a Dispute (as defined in the Joint Development Agreement) among the parties to the Joint Development Agreement, then the two proceedings shall be consolidated into a single arbitration proceeding pursuant to the terms of the Joint Development Agreement.

12.3 Expert Proceedings. For any decision referred to an expert under this Agreement, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Members. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity. The expert shall not (without the written consent of the Members) be appointed to act as an arbitrator or as adviser to any Member in connection with any Dispute arbitrated pursuant to Section 12.2, provided that nothing in this sentence shall preclude any Member from using the expert as a witness regarding the proper conduct of the expert procedure. The Member desiring an expert determination shall give the other Members written notice of the request for such determination. If the Members are unable to agree upon an expert within ten (10) days after receipt of the written notice of request for an expert determination, then, upon the request of any of the Members, the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Members concerning the expert determination or the underlying dispute. All communications between any Member and the expert shall be conducted in writing, with copies sent simultaneously to the other Members participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Members participating in the expert proceeding have been invited and of which such Members have been provided at least five (5) Business Days notice. Within thirty (30) days after the expert’s acceptance of its appointment, each Member or Affiliated Member Group, as applicable, shall provide the expert with a report containing its proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within sixty (60) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Members with respect to any matter. The expert’s decision shall be final and binding on the Members. Any Member that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1 Investment Representation. Each Member represents and warrants to the Company and the other Member that in connection with the purchase or other acquisition of such Member’s Membership Interest, such Member: (a) is financially able to bear all the risks of holding its Membership Interest for an indefinite period of time; (b) has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of, and otherwise make an informed investment decision with respect to, its Membership Interest; (c) understands that its Membership Interest has not been registered under the 1933 Act or the securities Law of any jurisdiction in reliance upon its Membership Interest either not being a “security” under those Laws or its issuance being exempted from registration under those Laws; and (d) has acquired its Membership Interest for that Member’s own account with the intention of holding it for investment and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the 1933 Act or any other applicable Law. Each Member hereby further represents and warrants that its decision to invest in the Company is its decision alone and the other Member has no responsibility or liability whatsoever on account of such investment decision or, except as set forth in this Agreement, any of the consequences thereof.

13.2 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

13.3 Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to the Company:

EXCO Resources (PA), LLC

3000 Ericsson Dr., Suite 200

Warrendale, Pennsylvania 15086

Attention:	President and General Manager
Telephone:	(724) 720-2500
Fax:	(724) 720-2505

If to EXCO:

EXCO Holding (PA), Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention:	Harold Hickey, Vice President and

Chief Operating Officer

Telephone:	(214) 368-2084
Fax:	(214) 368-8754

with copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention:	William L. Boeing, Vice President,

General Counsel, and Secretary

Telephone:	(214) 368-2084
Fax:	(214) 706-3409

and

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Attention:	Roxanne T. Almaraz
Telephone:	(713) 758-3621
Fax:	(713) 615-5621

If to BG:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention:	Jon Harris
Telephone:	(713) 599-4000
Fax:	(713) 599-4250

with copies to:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention:	Bill Way
Telephone:	(713) 599-4000
Fax:	(713) 599-4250

and

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention:	Chris Migura, Principal Counsel
Telephone:	(713) 599-4000
Fax:	(713) 599-4250

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has been deposited in the United States Mail, as the case may be. Any notice given to a Credit Facility Secured Party in accordance with the notice information supplied with respect to such Credit Facility Secured Party shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has been deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.3.

13.4 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

13.5 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.6 Entire Agreement; Conflicts. This Agreement, the Transfer Agreement, the Joint Development Agreement and the Associated Agreements constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement. There are no warranties, representations, or other agreements among the Parties relating to the subject matter of this Agreement except as specifically set forth in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth. If there is a conflict between the terms and provisions of this Agreement and the terms and provisions of the Certificates, the terms and provisions of this Agreement will control.

13.7 Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members or as reasonably necessary to reflect a Transfer permitted under Article 9 or a transfer pursuant to a Credit Facility Foreclosure.

13.8 Parties in Interest. Except for the rights provided in Article 8 to certain indemnified Persons, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind. Any Dispute regarding the rights of any indemnified Person pursuant to Article 8 must be through arbitration pursuant to Section 12.2.

13.9 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

13.10 Confidentiality.

(a)	The Parties agree that all information related to the business of the Company shall be considered confidential, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Person that is not a Party, except:

(i)	to an Affiliate of a Member;

(ii)	to the extent such information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon a Party;

(iii)	to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(iv)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(v)	to a bona fide prospective transferee of a Member’s Membership Interest to the extent appropriate in order to allow the assessment of such Membership Interest (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vi)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii)

to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 13.11;

(viii)	to its respective employees, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(ix)	any information which, through no fault of a Party, becomes a part of the public domain.

(b)	Disclosure as pursuant to Sections 13.10(a)(iv), (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the information strictly confidential for the term of this Agreement and to use the information for the sole purpose described in Sections 13.10(a)(iv), (v) and (vi), whichever is applicable, with respect to the disclosing Party.

13.11 Publicity.

(a)	Without reasonable prior notice to the other Parties, no Member, nor the Company, will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause or permit any agent or Affiliate of it to make, any public statements with respect to this Agreement or the activities contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, the releasing Party shall provide a copy of the press release or public statement to the other Parties.

(b)	Notwithstanding anything to the contrary in Section 13.10 or Section 13.11(a), any Member or Affiliate of a Member may disclose information regarding the business of the Company in investor presentations, industry conference presentations or similar disclosures, provided that not less than twenty four (24) hours, or when reasonably practicable, forty eight (48) hours, exclusive of Saturdays and Sundays, prior to so disclosing any such information, the releasing Member shall provide a copy of the presentation or other disclosure document containing such information to the other Parties.

(c)	Notwithstanding anything to the contrary in Section 13.10 or Section 13.11(a), in the event of any emergency endangering property, lives or the environment, the Company may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide each Member with a copy of any such press release or announcement.

13.12 Preparation of Agreement. All of the Company, the Members and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.13 Conduct of the Parties; Business Principles.

(a)	The Company and each Member warrants that it and its Affiliates and its and their representatives have not made, offered, authorized or received, and agrees that it and its Affiliates and its and their representatives will not make, offer, authorize or receive, with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Person, including any public person (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization or any political party or political party official or candidate for office), where such payment, gift, promise or advantage would violate any applicable Law or, in the case of a public person, such payment, gift, promise or advantage is made to influence the timing of routine governmental action which the public person is bound to perform, even if not a violation of applicable Law.

(b)	Prior to the date of this Agreement, each Member provided the others with a copy of its business principles governing its general conduct of operations and business dealings, and each Member acknowledges receipt and awareness of the other Members’ business principles. The Members agree that the common set of business principles set forth on Schedule 13.13(a) shall govern the conduct of operations and business dealings of the Company.

13.14 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.15 Non-Compensatory Damages. None of the Parties shall be entitled to recover from any other Party, or such Party’s respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.16 Specific Performance; Injunctive Relief. The Company and the Members would be damaged irreparably and would have no adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms. Accordingly, the Company and each Member is entitled to injunctive relief to prevent or remedy breaches of this Agreement and to enforce specifically the terms and provisions hereof, without having to prove the inadequacy of any remedy that may be available at Law or being required to post bond or other security.

13.17 No Company Seal. The Company will not have a seal, and no agreement, instrument or other document executed on behalf of the Company that would otherwise be valid and binding on the Company will be invalid or non-binding on the Company solely because no seal is affixed to it.

13.18 Interpretation. All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached to and by this reference incorporated herein for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

13.19 Intellectual Property.

(a)	All intellectual property rights in Company Technology, including any patents and copyrights, shall be owned by the Company unless otherwise agreed by the Management Board pursuant to Section 2.2(bb), and the Company shall have the exclusive right to license Company Technology to third Persons.

(b)

Notwithstanding Section 13.19(a), each Member and its Affiliates shall have a royalty-free irrevocable, non-exclusive and non-transferable license to use all Company Technology in its own operations (including joint venture projects in which such Member or its Affiliates have an ownership or equity interest) without the approval of the Company. Any Member or its Affiliates may disclose such Company Technology to its or its Affiliates’ joint venturers in any joint venture project in which they participate, for purposes of that venture only, provided that each joint venturer to whom Company Technology is to be disclosed must first agree in writing to keep such Company Technology confidential in accordance with the standards set forth in Section 13.10 and acknowledge in writing that such Company Technology is the property of the Company and may not be used by such joint venturer in any other project.

13.20 Further Assurances. Each Member agrees to execute such further documents, instruments and other agreements as may be reasonably requested by the other Members or as reasonably necessary to carry out and implement the intent of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the date first written above.

COMPANY:

EXCO RESOURCES (PA), LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

MEMBERS:

EXCO HOLDING (PA), INC.

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

BG US PRODUCTION COMPANY, LLC

By:	/s/ JON HARRIS
Name:	Jon Harris
Title:	Vice President